Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222206

PROSPECTUS

DUOS TECHNOLOGIES GROUP, INC.

20,902,742 Shares of Common Stock

5,660,000 Shares of Common Stock issuable upon Conversion of Series B Convertible Preferred Stock

19,062,742 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the offering and resale by the Selling Stockholders identified herein of up to 45,625,484 shares of Common Stock, of Duos Technologies Group, Inc. (the “Company”). These shares include 20,902,742 shares of Common Stock, 5,660,000 shares of Common Stock underlying the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”), 19,062,742 shares of Common Stock issuable upon exercise of warrants issued and sold to investors (the “Warrants”) in a private placement offering (the “Private Placement Offering”). The exercise price of the Warrants has been reduced to $0.55 per share of common stock.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 37 of this prospectus for more information.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently quoted on the OTCQB under the symbol “DUOT.” On April 23, 2019, the closing price as reported on the OTCQB was $0.78 per share. This price will fluctuate based on the demand for our common stock.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should review this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 23 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Our auditors have issued a going concern opinion. For more information please see the going concern opinion on page F-2 and the risk factors herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2019

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2017 and 2018 are sometimes referred to herein as fiscal years 2017 and 2018, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Duos” refer to Duos Technologies Group, Inc., a Florida corporation, and our wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue 360, Inc. Effective April 26, 2017, the Company filed an Articles of Amendment to the Articles of Incorporation of the Company to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-35. All share and per share information in this prospectus gives retroactive effect to the Reverse Split (as defined herein).

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. (the “Company”, “we”, “us”, “our”). Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). On the same date, TrueVue 360, Inc., a Delaware corporation, became a wholly owned subsidiary of the Company. In connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc.

Overview

The Company, through its wholly owned subsidiary DTI, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business. Our technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our target market is the largest transportation, industrial and retail corporations representing over $100 billion in total available market. Our technologies have been verified by multiple government and private organizations including Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS) and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, and a transportation research and testing organization (TTCI). The Company has worked with these organizations over the past several years where we have supplied funded prototypes of our technologies to verify technology and operating parameters.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, retail, law enforcement, oil, gas and utilities sectors. In January 2019, the Company launched a dedicated Artificial Intelligence program truevue360™ through its subsidiary, TrueVue360, Inc., (“TrueVue360”) with the objective of focusing the Company’s advanced intelligent technologies in the areas of Artificial Intelligent, Deep Machine Learning and Advance Algorithms to further support our business growth.  Consequently, our business operations are now in three business units: intelligent technologies, AI/machine learning platforms and IT asset management.

Our proprietary applications include but are not limited to:

Intelligent Rail Inspection Portal (rip™)

▪

A suite of sub-systems for the automated inspection of freight or transit railcars while in motion. The objective is to automatically detect anomalies such as open or missing hatches, open cargo doors, illegal riders hiding in cargo wells, and an expanding number of mechanical defects, all while the train is traveling through various strategic areas (i.e. border crossings or inspection areas). The anomalies are detected through a combination of visual inspections, utilizing the Company’s proprietary remote user interface which displays ultra-high definition images of a 360-degree view of each rail car, and by a growing number of the Company’s proprietary artificial intelligence (AI) based algorithms. The inspection portal is typically installed between two rail yards and the inspection takes place while the trains are at speed of up to 70 MPH.  A higher speed version is available but not deployed yet as the current market does not yet require the higher speed version. Detections are reported to the respective rail yards well ahead of the train arrival at the yard.

Vehicle Undercarriage Examiner (vue™)

▪

A system that inspects the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 140 miles per hour. The original maximum speed of 70MPH has been superseded by further development work which was completed recently. The addition of algorithms for an increasing number of automated detection of anomalies is a continuing development, which once completed and successfully tested, may have a significant impact on our revenues. The next version upgrade is scheduled to be completed by the end of the second quarter of 2019.

Thermal Undercarriage Examiner

▪

Under a development award from the TTCI (the technology evaluation arm of the American Association of Railroads (“AAR”)), the Company developed and deployed a prototype thermal undercarriage examiner during the latter part of 2018.  The system uses high-speed thermal imaging technology to inspect the thermal signature of undercarriage components, with the focus on locomotives. Thermal monitoring of component heat signatures while underway will provide indications of the overall operating health of the locomotive that are not possible to observe during static inspections. Initial system performance has been very encouraging, and the Company received several orders from various class-1 rail operators who will be evaluating the system on revenue tracks. The t-vue design is undergoing further design refinements and sensitivity adjustments and is expected to be deployed commercially by the end of the second quarter of 2019. This system is considered a breakthrough in detection technologies as it is capable of detecting anomalies of trains at speed which were not detectable with currently available technologies.

Multi-Layered Enterprise Command and Control Interface (centraco®)

▪

Aggregator and central point for information consolidation, systems management and communications of our proprietary systems and third-party applications.

Tunnel and Bridge Security

▪

A suite of intelligent technologies-based homeland security applications for the security of critical tunnels and bridges.

Virtual Security Shield

▪

A suite of intelligent technologies-based homeland security applications for the security of critical areas and buffer zones. This application includes intrusion detection zone, Radio Frequency Identification (RFID) tracking and discriminating “Friend or Foe” modules (Friend or Foe refers to a Radio Frequency - based tagging system that validates individuals authorized to be in a specific area).

Facility Safety and Security

▪

A suite of intelligent technologies-based homeland security applications for the “hardening” or safety and resilience of facilities against natural or man originated threats for the protection of critical facilities (energy, water, chemical facilities). The Company and most of its staff are CFATS (Chemical Facility Anti-Terrorism Standards) certified.

Remote Bridge Operation

▪

Proprietary system for remote control of draw bridges.

Pantograph Inspection System

▪

A system designed to inspect pantographs (structure connecting transit locomotives to high voltage power lines) for the detection of excessive depletion of carbon liners, which may cause power line ruptures.  The Company is in the process of upgrading these technologies to add 3-D capabilities and artificial intelligence-based automated detection capabilities.

Neural Network Modeling for detection algorithms

▪

A neural network is a powerful computational data model, able to capture and represent complex input/output relationships. The neural network includes the development of an artificial system that could perform “intelligent” tasks like those performed by the human brain, including the acquisition of knowledge through deep learning, which is stored within inter-neuron connection strengths known as synaptic weights.

Automated Logistics Information Systems (alis®)

▪

We have completed the development and commercially deployed a proprietary intelligent system to automate security gate operations at nine (9) distribution centers owned and operated by a national retail chain.  Leveraging our proprietary multi-layered Enterprise Command and Control Interface technology (centraco®), the automation of gatehouse operations provides significant improvements to efficiency of distribution center traffic flow, resulting in significant ROI to the customer.  The Company initiated marketing this new technology to enterprise-level owners of distribution centers throughout the United States and beyond.

Transit Rail Platform Analytics

▪

We have completed our pilot (proof of concept) of our Platform Analytics tunnel and track intrusion technology concept deployed for the New York City Transit Authority (“NYCT”).  The technology is designed to automatically detect objects fouling tracks adjacent to transit passenger platforms and to alert incoming rail traffic to that effect. Field installation of the prototype has been completed and field testing employing our AI application has been conducted since mid-4th quarter. The NYCT technology team is expected to complete comparative testing during the 2019 fiscal year.

Several new programs, technologies and initiatives are currently under development by the Company in its various business units and are in various stages of maturity.

Our Customers

DTI, our wholly owned subsidiary, operates our Intelligent Technologies Division which develops and implements an array of sophisticated, proprietary technology applications and turnkey engineered systems. Initially developed and deployed for homeland and border security, these applications have been or are currently used by 5 of North American’s 7 major freight rail operators (known as Class-1), such as Canadian National (CN), Union Pacific (UP), CSX, Burlington Northern Santa Fe (BNFS), Kansas City Southern (KCS), as well as Mexico’s largest freight rail operator, Ferromex. After achieving initial success in the transportation industry, the Company broadened its market reach, adapting its proprietary technologies to a suite of applications now servicing the commercial, industrial, utilities and government sectors. Our current major customers include Amtrak, BNSF, CN, Concho Oil, Conrail, CSX, Chicago Metra, Metrolink, Kansas City Southern de Mexico (KCSM), Ferromex, Kohl’s, Olin Chemical, TTCI and Union Pacific.

Additionally, our IT Asset Management (“ITAM”) division provides infrastructure and device audit services for large data centers. The ITAM division released a new software platform, dcVue which significantly automates the collection and audit of IT assets within data centers.  The new software was beta tested in late 2018 at a major customer and is scheduled to be released as a licensed product starting the second quarter of the 2019 fiscal year. The new software can be used both by the ITAM division for services and as a standalone product where clients desire to manage their own IT assets audits. The Company markets its ITAM services through strategic partners.

The ultimate goal is to provide our end users with improved situational awareness and overall efficiencies in operations by leveraging “smart” technology as a force multiplier. Our current core technology solutions are industry agnostic and suitable for adaptation to a wide range of applications and industries.

Market

Currently, our target market is North America and we expect to soon expand globally through strategic partnerships. The majority of our customers are Fortune 100 and 500 companies with a focus on the $60B North American Rail market, the $2B video analytics market and the $53B enterprise information systems market. The addition of our dedicated AI subsidiary expands our target market by $9.5 billion by 2022 (Source: IDC, Forrester and Think Equity estimates). We originally implemented our products in railcar security inspection with a focus on providing our customers with the capability of performing mission critical security inspections of inbound trains crossing US/Mexican borders from a centralized, remote location. The U.S. Customs and Border Protection (“CBP”) agency uses our systems at critical border rail crossings. Over the last three years we have developed new systems based on this original technology to greatly expand our business by offering mission critical mechanical and safety inspection systems with the goal of improving operational efficiency.  Many opportunities exist within this operating environment.  Our initial emphasis on freight carriers by providing mechanical inspection portals for the remote inspection of railcars while traveling at high speeds has had a significant positive impact on our revenue. Unlike trucks, barges and airlines; freight railroads operate almost exclusively on infrastructure that they own, build and maintain. According to the AAR article on Freight Railroad Capacity and Investment dated April 2016, from 1980 to 2015 freight railroads alone reinvested approximately $600 billion of their own funds in capital expenditures and maintenance projects related to locomotives, freight cars, tracks, bridges, tunnels and other infrastructure related equipment. The AAR further reports that more than 40 cents out of every revenue dollar is reinvested into a rail network.

According to AAR’s statistical railroad report, there are approximately 1.56 million freight cars and 26,574 locomotives in service operated on approximately 250,000 miles of active rail tracks throughout North America. Rail tracks are predominantly owned by the Class-I railroad industry which include:

Class-I Railroads	Tracks Owned in:
	Canada	USA	Mexico
BNSF Railway	✓	✓	x
Canadian National Railway (CN)	✓	✓	x
Canadian Pacific	✓	✓	x
CSX Transportation	✓	✓	x
Ferrocarril Mexicano (Ferromex)	x	x	✓
Kansas City Southern Railway	x	✓	✓
Norfolk Southern	✓	✓	x
Union Pacific Railroad	x	✓	x

The report further elaborates that profitability of rail operators is measured by their operating ratio, which is the rail operator’s operating expense as a percentage of revenue. According to AAR’s Annual Spending Data report, the labor cost to run and maintain trains represent a significant portion of their total operating expenses. Revenue is mostly affected by the average “velocity” of its rolling stock, which determines how much freight or how many passengers a rail operator can transport between destinations and the average speeds. Railroads implement their own speed limits within Federal Railroad Administration (FRA) guidelines. Average speed is impacted by many factors including, but not limited to:

•

Track curvatures and condition, signaling, and stoppages for inspections (security and mechanical);

•

Grade crossings; and

•

Physical condition of locomotives and railcars.

Freight trains are considered massive in size and weight. Thus, worn or broken parts can have a significantly negative impact on operations. Quicker detection can prevent costly car and track repairs, and derailments. Early detection has the potential to dramatically increase velocity and direct profitability.

Examples include inspections at rail border crossings by CBP agents, which can often lead to significant delays and mandated mechanical inspections. Under FRA regulations, each time a railcar departs a yard, terminal or industrial facility, it is required to be inspected by either a qualified mechanical inspector or a train crew member for specific defects that would adversely affect the safe operation of the train. There are currently over 70 mechanical and safety inspection criteria, therefore the inspection process typically takes between two and three hours (dwell time) during which each train is “grounded” in a maintenance yard. In addition, the current railcar inspection process is tedious, labor intensive, dangerous and in general, lacks the level of efficiency and objectivity that may be achievable using technology.

To effectively detect structural or mechanical defects, railcar inspectors today need to walk around the car and under current practice, they are unable to inspect undercarriage components. Because this process is so lengthy and hazardous, it is only utilized for pre-departure mechanical inspections. Otherwise, cars are only inspected with this level of scrutiny in shops before undergoing major repairs. In addition to the inherent safety and efficiency challenges of manual inspections, records of these inspections are generally not retained unless a billed repair is performed. Thus, the maintenance of railcar structural components is almost entirely reactive rather than predictive, making repairs and maintenance less efficient.

For many years, the rail industry, through the AAR and its subsidiary TTCI, has been evaluating the feasibility of using technology, and has most recently focused on the objective of performing remote mechanical inspections prior to a train arriving at a rail yard. In the first phase, car inspectors would remotely perform visual inspections of multiple train “consists”, a group of rail vehicles which are permanently or semi-permanently coupled together to form a unified set of equipment, from a regional inspection station and generate work orders for detected anomalies. These anomalies will be distributed to the respective yards prior to a train arriving at the yard facility. The time-consuming process of physical inspection would be significantly reduced, leading to a significant increase in average velocity and decreased labor cost. We believe this lends itself to the natural progression of automating the inspection process, taking inspectors from the physical inspection to the required actions for diagnosing and resolving issues.

We are currently in the process of converting the inspection process to a complete automated system that will inspect entire trains via an “intelligent system”. Our technology creates the platform to implementing a wayside inspection portal employing a combination of sensors capturing live images and sensor data, of each side, top and undercarriage of each locomotive and rail car. Software algorithms interpret the data to identify defects or anomalies. The industry expects to increase average speed and consequently overall return on investment due to the following:

1.

The safety risks associated with manual car inspection will be minimized through reduced exposure to potential yard hazards; and

2.

Reducing inspection time will increase yard efficiency and improve overall network capacity by also reducing the time needed to process inbound and outbound trains.

We believe that the evolution of automating the inspection processes is broadly advocated throughout the industry. In our experience, the freight rail companies are constantly seeking out innovative ways to increase capacity and improve efficiencies while increasing safety and security standards. A recently launched aggressive plan to automate the mechanical inspection process is at the core of our market opportunity.

Our Products and Systems - Technology Platforms

The Company’s technology architecture used in the majority of our solutions is comprised of two core technology platforms i.e. praesidium® and centraco®.

These proprietary software suites are distributed as licensed software and form the centerpiece of our engineered turnkey systems. Each integrated sub-system encompasses three major components:

1.

The data collectors, including specialized cameras integrated by the Company and other sensors that are specific to the customers’ requirements (third party supplied or pre-existing);

2.

 praesidium®, the analytics software suite which performs real-time analysis of the data generated by the Company; and

3.

centraco®, the multi-layered presentation interface which graphically depicts the data analyzed and identifies anomalies and provides actionable intelligence.

Since inception, we have developed and patented key software components that provide a significant competitive advantage in specialized solutions for our target markets. We believe an important factor in this development is that the Company’s intellectual property is “industry agnostic” and can be deployed to many different industries. The following technical descriptions of praesidium® and centraco® provide further insight.  In late 2018, we took the decision to expand our offerings and launch a new subsidiary, TrueVue360, with the aim of focusing on artificial intelligence (AI), deep machine learning and advanced algorithm development.  Many of these capabilities already existed within the Company’s R&D team and TrueVue360’s mission is to significantly expand and to further enhance those offerings into the market, both within our traditional market space as well as new markets.

praesidium® Intelligent Analytics Suite

praesidium® is an integrated suite of analytics applications which processes and analyzes data streams from a virtually unlimited number of conventional or specialized sensors and/or data points. Our algorithms compare analyzed data against user-defined criteria and rules in real time and automatically reports any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (“AMS”). The AMS provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to centraco®, the Company’s enterprise information management suite if and when an issue, event or performance anomaly is detected. The processed information is instantly distributed simultaneously to an unlimited number of users in a visualized and correlated user interface using the centraco® command and control platform.

Our core modules are tailored to specific industry applications and the analytics engine(s) process any type of conventional sensor outputs, also adding “intelligence” to any third-party sensor technology. A key benefit is that the customer may often retain existing systems and we would integrate these into an overall solution.

Key praesidium® Modules (1):

Module Name	Description
Adm	Tracks objects and filters images.
BoatTrackandDetect	Detects the movement of a boat using a fixed camera then uses a Pan-Tilt-Zoom (“PTZ”) camera to follow it.
C3 / C2 (CII.dll)	Human tracking module.
FodDraw -Legacy	Draws ellipses around points identified by the Foreign Object Detection (“FOD”) engine.
GFAG

The Automated Pantograph Inspection System (apis™) incorporating praesidium® intelligent video analytics automatically captures, inspects and processes real time images from trains passing one of three inspection points. Cameras mounted above the track capture high-resolution digital images of all pantographs. At the same time, an RFID reader captures the unique car number from the passing railcar by reading an RFID tag mounted on the top of each car. Each pantograph image and corresponding car number are bundled, transmitted to the RVSPRO™ digital server, and stored in the provided SQL database as a single record. The captured images are sorted automatically to show the most recent pantographs for each car and potential defects for each pantograph.

Gudm – Legacy	Encompasses the various detection modules.
IpPTZ	Current PTZ control module – controls both serial and IP PTZ cameras.
LaserCapture	Sub component of the Rail Inspection Portal (rip™) module – captures video frame for open door and hatch as directed by lasertech.
LaserTech	rip™ module – orchestrates open door, open hatch detections, car separations. Interface for the lasers, AEI reader and the VIEW/Gatekeeper system.
LiveStitch	rip™ module – creates panorama tiles for side and top view.
PTZ	Legacy PTZ control.
Stitcher	rip™ module – legacy – similar to LiveStitch.
Stitcher2	rip™ module – legacy – similar to LiveStitch.
TrainDetection	The role of the train detection module is to detect the presence/absence of a train within a predefined zone.
TRIDS	rip™ module – train rider detection.
VideoCheck	Checks the integrity of a video feed. It checks for FPS.
WrongWay	Detects the direction of a train/human and alarms if the direction is opposite of the allowed direction.
WWII	Legacy – WrongWay detection.
ZoneOccup	Detects the presence/absence of an object within a predefined zone.
AMS.exe

This module receives input from multiple sensors and detection modules. The sensors range from emergency communication (“EMCOM”) buttons, fire alarm panels, Ethertrak devices, power distribution units (“PDU”s), web relays and video analytics modules attached to praesidium®. AMS is also used as a distributed alarm manager, aggregating detection signals from multiple servers and reporting them to v centraco®. Alarms and detections can be suppressed or enabled by a scheduling system that is controlled via AMS. A portion of centraco’s® auto check functionality is provided by AMS in that it has a built-in data server that gathers statistics on the operation / status of itself and praesidium®.

TrainInspect.exe

This module is integral to the rip™ back end processing. This module orchestrates the conversion of images from the vue™/Gatekeeper systems, imports train information into the MySQL database and locates the appropriate reference image for the current railcar for the FOD engine (Foreign Object Detection).

FODEngine.exe	This module works in concert with the TrainInspect.exe to calculate the difference between the current and reference images for railcars.
GIGEApp.exe

High speed machine vision camera control module. This module is a device driver level module that captures high shutter speed / high frame rate camera images. The frame rates range from 112fps to 380fps for some camera models.

VueLiveStitch.exe	High speed stitching module. Works with the output of the GIGEApp.exe to produce panorama images for the Vehicle Undercarriage Examiner (vue™) system.
P2 Engine

New generation of praesidium® core engine designed to increase stability and efficiency by sandboxing each module in its own process. P2 comes in 32 and 64-bit versions and it is completely backwards compatible with legacy praesidium® modules.

P2 SDK	Development toolkit for P2 engine enabling effortless creation of new modules within the framework.

(1)

Not a complete representation of the praesidium® modules.

As listed on the Safetyact.gov website, the praesidium® video analytics technology has received “Safety Act” designation from the US Department of Homeland Security. To our knowledge, we are one of only ten companies to have received this designation for video related solutions and praesidium® is the only video analytics application with this designation.

Over the years, our proprietary analytics suite has been expanded to meet a significant number of security objectives and environments, adaptable to a broad range of critical infrastructure target verticals, including but not limited to, commercial transportation (rail, air and seaports), retail, healthcare, utilities, oil, gas, chemical and government.

centraco® Enterprise Command and Control Suite

centraco® is an Enterprise Information Management (EIM) system. It was designed as a multi-layered command and control interface and to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and completely agnostic to the interconnected sub-systems. It provides full LDAP (Lightweight Directory Access Protocol, also known as Active Directory) integration for seamless user credentialing and performs the following major functions:

•	Collection: Device management independently collects data from any number of disparate devices or sub-systems.
•	Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).
•	Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.
•	Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes step-by-step instructions on how to resolve situations.
•	Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis.
•

Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

Engineered Solutions

The Company has always delivered engineered solutions which translate into the ability to implement a practical solution to specific customer requirements. Often, software is developed where implementation is the responsibility of the customer. We believe that delivering and supporting turnkey working systems that provide measurable end solutions are the preferred business model for our customers. We also believe that any implementation must co-exist in an already functioning operation and that any solution must work within existing business practices. Due to this philosophy, over time, our code base has been expanded to integrate a myriad of third-party sensor technologies thereby creating complete engineered solutions that dovetail into existing environments and thus not forcing our customers to replace working legacy systems. These engineered solutions usually address more complex end-user requirements and are typically designed, developed, deployed and maintained by the Company in a direct relationship with the end-user on a turnkey basis.

The combination of our two platforms (praesidium® and centraco®), with its many variants, has and continues to deliver comprehensive “end-to-end” solutions, some of which already play a significant role in pro-active homeland security including cross border commercial rail transport.

More recently, we created several proprietary, turnkey systems and applications for commercial railways, the most significant being the following:

Intelligent Rail Inspection Portal (rip™)

This turnkey system was originally designed for rail security and inspection at rail border crossings. Under a Union Pacific (UP) funded pilot program the Company designed, developed and deployed an intelligent inspection portal to provide the CBP a tool that aids customs officers in the inspection of inbound and outbound railcars. The rip™ system uses multiple proprietary technologies and sub-systems to remotely scan all railcars passing through the inspection portal, then displays stitched 360-degree views of the entire rail “consist”.

Users conduct a quick review of the pre-screened imagery and decide whether to refer specific areas of interest to field personnel for further (physical) inspection.

Eagle Pass
central command
Select A Train
EaglePass
01/18/2013
Site: EaglePass
DateTime: Jan-18-2013 07:06:46
Avg Speed: 5.2 mph
Direction: South
Overall Status: 0/0
Car Count: 67
Train
Side A
#66 FXE 913767
#67 ATSF 169553
Side B
#67 ATSF 169553
#66 FXE 913767
#65 FXE 911846
Top
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553
Train Car List
#33 ATW 17718
#35 ATW 17252
#37 STSX 4676
#40 GATX 52596
#41 GATX 31268
#43 INEX 971369
#44 INEX 971343
#45 INEX 971176
#46 ENDX 32132
#47 ENDX 32161
#49 BNSF 781654
#51 AOK 182016
#53 ALY 602975
#54 FXE 930176
#55 TR 611033
#56 BNSF 545302
#57 BN 621599
#58 SOU 114323
#59 BN 621658
#60 SOU 114262
#61 SOU 114357
#62 BNSF 546292
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553

Panoramic View of Stitched Train Consists – Security Application

Using sensors and analytical algorithms, we pre-screen railcars and automatically detect and report anomalies and deviations from established norms. After successfully passing rigorous testing this system has now been adopted into the CBP standard concept of operation for southwestern rail border crossings and has been deployed at southwestern border locations, with a few remaining locations currently under negotiation. Similar systems have been deployed to two (undisclosed) locations in Mexico and are currently monitored by the Mexican subsidiary of Kansas City Southern (KCS).

After the completion of this security-centric application, we recently completed our next generation system expansion which addresses automation of the mechanical inspection for rolling stock, capable of adjusting to variable speeds of up to 70 MPH. Our comprehensive Intelligent Rail Inspection Portal incorporates our proprietary Vehicle Undercarriage Examiner (vue™), in addition to other technologies, and is a “game changer” for the rail industry. Utilizing centraco® as the system interface, the user accesses a variety of features enabling remote inspection, analysis and detection from the safety of remote command centers. Images containing detailed views of areas of concern, determined to be “potentially suspicious”, are automatically presented to a human operator for further inspection.

Rail Inspection Portal

Ultra-High Definition Undercarriage Image at 46 MPH	Illegal Riders Hiding in a Rail Hopper Car. Detected Automatically at Speed of 46 MPH
Rail Car Truck-Live Image Taken at High Speed

http://192.168.19.57/centraco/index.php?r=ripv3/default/index#17123 centraco v1.3.6 (Eagle Pass)

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EaglePass RIP | 2014-05-22 | 01:03:38

Avg Speed: 5.048 mph	Overall Status: 0/7	Hatch: 2	UVIS: 0	Suspicious: 1
Direction: North	Car Count: 119	Door: 3	TRiDS: 0	Operator: 1

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centraco version 1.3.6 | copyright © 2014 duostech Inc. all rights reserved | generated in: 0.2s | Unknown | Administrators (Admin) | 192.168.19.57 | Selfcheck | Thursday 05/22/2014 14:08:41

Modified Application for Remote Mechanical Inspection at High Speed

Truck Springs Geometry – Simultaneously Measured on Opposing Sides of Car at High Speed

Automatic Detection of Missing Bolt at High Speed

The development and field-testing of the core application were completed successfully during the third quarter of the 2016 fiscal year. After an extensive Request for Proposal (“RFP”) process, we received a contract award in early 2016 to deploy our technology at a live site from CSX Transportation, one of North America’s Class I railroads. The award is a “real-time test run” in anticipation of adapting our technology as a process standard. We received a similar award from Ferromex, Mexico’s largest rail operator mid-year 2016. Both systems were completed, delivered, and the Ferromex system is currently in production.  In addition, CN, one of the largest North American freight carriers, ordered seven new rail inspection portals of which four are in operation and undergoing acceptance testing with the additional three expected to be deployed in the first six months of 2019.

Our rip™ application provides the following modules for automated analysis, detection and inspection:

•

Linear Panorama Generator;

•

Automated Detection of Open Doors;

•

Automated Detection of Open/Missing Hatches;

•

Train Rider Detection System (trids™);

•

Under Vehicle Inspection with Foreign Object Detection (vue™);

•

Gondola Car Inspection System;

•

Pantograph Inspection System (apis™); and

•

3D modeling using LIDAR technology for Transit platform intrusion detection (under development).

We were commissioned in 2018 to develop a further 10 algorithmic detection modules for automatic discovery of additional anomalies.  These are expected to be operational in 2019 and will be further enhanced using the truevue360 development platform.

Utilizing the centraco® command and control platform as the system interface, the user accesses a variety of features enabling remote inspection, analysis and detection from the safety of remote command centers. Images containing detailed views of areas of concern, determined to be “potentially suspicious”, are automatically presented to a human operator for further inspection. Users conduct a quick review of the pre-screened imagery and decide whether to refer specific areas of interest to field personnel for further (physical) inspection and/or repair.

The system also resolves the particularly difficult process of inspecting railcar undercarriages by providing high resolution images of the entire undercarriage. The system is designed to help streamline the physical inspection process by narrowing the number of inspection targets down to cars with “potential” anomalies. Consequently, the detection sensitivity is intentionally set to err on the safe side to avoid false negatives. Our customers are in the process of awarding the development of a significant number of detection algorithms, which combined with our Inspection Portal technology, will eventually facilitate full automation of the mechanical inspection process. We believe we are well positioned to capture a significant portion of this phase of the automation process.

We also adapted our inspection portal technology to the retail industry and have recently deployed a complete gatehouse automation system with a national footprint for Kohl’s department stores to automate in and outbound traffic controls at their nine distribution centers. The systems were deployed in 2018 and are now operational.

We received an award from the New York City Transit (NYCT) to develop a pilot system using our intelligent technology to automatically detect intrusions to their passenger platform tracks. NYCT plans to deploy technology to their 470+ transit stations to minimize derailments caused by objects falling onto their tracks. We participated in multiple proof of concept trials during 2018 and we continue to further refine and develop our offerings and continue to work with NYCT’s governing agency, the Metropolitan Transportation Authority (MTA) to further progress this large potential contract.

We also received an award from a large regional bank with a national footprint for the implementation of headquarters and branch security at 19 locations using our intelligent technology platforms.  This project contributed to revenue during 2018 with the majority of revenues expected to be recorded in 2019.

IT Asset Management

Our IT Asset Management (ITAM) division is dedicated to the mission of developing, marketing and delivering software and professional services to the world’s largest data centers. The focus of its technology and knowledgebase evolved out of our core strength in collecting and analyzing data on assets resident within these large data centers. Over the next three years, the Company plans to further develop its software and service offerings, and market these solutions for the growing ITAM market place either as a standalone asset management solution or in conjunction with comprehensive Datacenter Infrastructure Management (DCIM) solutions from other vendors. Our ITAM offerings give the ability to bridge the gap between critical IT assets and facilities infrastructure.

Using proprietary patented methodology, the Company surveys and audits large data centers by physically identifying each piece of equipment and its location. By scanning all devices into our proprietary system and providing the client with a report detailing type, quantity and location of its IT assets, (racks, servers, network cards, power supplies, etc.), this system/service provides our clients with the ability to verify their own internal records.

In 2018 we released a new software platform, dcVue, a newly developed software application for use by the Company’s services professionals to do data collection and auditing at the largest data centers.  The product was in beta testing throughout the latter half of 2018 and is scheduled to be marketed as a licensed product starting in the second quarter of the 2019 fiscal year.

In line with the Company’s philosophy of integration with existing systems, the design of our process methodology and related software mean that we are able to work with almost any other DCIM provider. Specifically, the Company will focus on the asset management requirements of our clients and partners within specific geographic locations that will allow the Company to balance its investment requirements with income potential to develop a sustainable business in this division. The Company has selected this specific application of its technology to seek revenue opportunities that are readily available in an identified market. We generate profits from this division by maintaining a low level of “bench” staff and hire independent consultants as we are awarded business opportunities. We expect that this will generate revenues from software sales and maintenance starting in Q2 2019.

Specific Areas Of Competition

Since inception, we have implemented a strategy of diversification to mitigate the potential vulnerabilities experienced by companies with a narrow business scope. We believe many public companies in the micro- and nano-cap ecosystem suffer major challenges due to their lack of diversification, and their single product strategy has made many of these companies irrelevant in the market place.

During the past several years, we have made considerable investments in, and have successfully developed, our two core technology platforms, praesidium® and centraco®.

praesidium® is an open architecture, modular engine that manages an unlimited number of “back end” process and analytics frameworks. In addition to driving our own proprietary sensor and data analytics, this core technology also allows for the integration of an unlimited number of third-party technologies, systems and sub-systems. Third-party industry or task-specific processes are modularized and embedded into the praesidium® engine, thereby substantially expanding the functionality of such third-party system. While we believe most companies tailor their products and services to a specific industry, this core platform is “industry agnostic” which we believe will allow us to penetrate multiple industries. Our past and current concentration on specific target markets such as rail, retail, healthcare, utilities, chemical, gas, oil and government has enabled us to test the markets with our innovative technology solutions. Our praesidium® platform competes currently with the following sector specific companies:

Intelligent Video Analytics	Rail Inspection Portal

Security	Mechanical	Security
Agent Video Intelligence Ltd. Agent VI (Israel)	Trimble Inc. (Acquired Beena Vision Systems Inc.)	No direct competition at this time (1)
Robert Bosch GmbH, Germany	Lynx Engineering Consultants Pty Ltd (LYNXRAIL) - Australia (Tracks, wheels and wayside only)	Beena Vision (development stage, just entering the market place)
Sight Logix, Inc.
IntelliVision Technologies Corp (USA)
Avigilon Corporation (Video IQ)	KLD Labs Inc. (Tracks, wheels and wayside only)
MERMEC S.p.A - Italy Tracks, wheels and wayside only)

(1)

We believe we are the first to develop the concept of an intelligent rail inspection portal used for comprehensive inspection of security threads and at this time we are unaware of any competitor in this sector. Recently, the AAR, through its technology research subsidiary TTCI, has engaged us to adapt our security portal technology to an automated mechanical inspection system. We are currently in stage 2 of 3 of this development. We believe our potential competitors in this area are currently focusing chiefly on the inspection of wheels, bearings, breaks and track alignment. We expect that any competitor interested in expanding their inspection technologies to the ones we have developed over the past four years would require at least 2-3 years of research and development before being able to produce similar systems for real time testing. We believe the testing cycle will take at least an additional 1-2 years for potential competition. The AAR/TTCI is currently conducting beta testing only with our systems. Similarly, the CBP (US Customs and Border Protection) and Union Pacific Railroad are using our systems as their only security inspection infrastructure at the US border.

centraco® is an open architecture aggregator and “fusion” engine which functions as a comprehensive “front end” user interface. This framework combines our proprietary modules with an unlimited number of 3rd-party technologies. In addition to a wide range of proprietary embedded features, such as video management (VMS), alarm management (AMS), LDAP network access credentialing and many more, centraco® intelligently manages unlimited types of data sources and allows control and monitoring of this wide array of sensors and data from a single unified interface. This platform includes both the traditional Physical Security Information Management (PSIM) systems, as well as, a full-scale Enterprise Information Management System (EIMS). We believe we are at an advantage because none of our competitors’ product offerings include both PSIM and EIMS, nor do any of the competing products allow for the integration of embedded engineered solutions. Our competitors in this area include:

PSIM
• Qognify (Formerly NICE)	• CNL
• VidSys	• Proximex
• IDV/Everbridge	• Axxon

We believe the PSIM market is rapidly expanding and we expect that capability requirements will substantially increase. Companies increasingly require expanded capabilities to justify the investment in their digital infrastructure for use by multiple corporate disciplines (security, building management, IT and network access control management).

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of our applications and technology solutions, both within our existing geographic reach and through geographic expansion, as well as expansion through strategic acquisitions.

Organic Growth

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with feature rich applications, and the development of new and enhanced technology solutions. We plan to augment such growth with strategic relationships both in the business development and research development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements, as well as, potential geographical expansion into international territories.  The launch of our AI software systems through our TrueVue360 subsidiary is another building block of this strategy.

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The decision-making process includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include evaluating the potential acquisition target’s customer base, stage of technology and merger or acquisition cost as compared to market conditions.

Manufacturing and Assembly

The Company streamlines its manufacturing by outsourcing component manufacturing to qualified fabricators. On-site installations are performed using a combination of in-house project managers/engineers and specialist sub-contractors as necessary. We maintain responsibility for the system implementation, servicing and tech support for our solutions. Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control of our engineers. If not manufactured internally, we generally rely on third party manufacturing partners to produce our hardware related components and hardware products and we may involve our internal manufacturing operations in the final assembly, testing and quality control processes for these components and products. We distribute most of our hardware products either from our facilities or partner facilities. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply or such sources are readily available.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and full-time contractors. Internal development allows us to maintain technical control over the design and development of our products. We have several United States and foreign patents and patent-pending applications that relate to various aspects of our products and technology. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings.  In late 2018, we increased our expenditures on R&D staffing in anticipation of the launch of our AI software systems through TrueVue360.

Government Regulations

The Company has been working with various agencies of the federal government for more than 10-years including the Department of Homeland Security (“DHS”). Our video analytics are DHS “Safety Act” certified, and the majority of our staff is Chemical Facility Anti-Terrorism Standards (CFATS) certified. The Company’s Homeland Security solutions include sophisticated remote systems that combine and synchronize a myriad of sensing technologies, wireless communications, and innovative intelligent sensor applications.

Intellectual Property

Our business is significantly based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop our technologies, solutions and products. We have developed a broad portfolio of intellectual property that covers our application software as well as the sensor and data acquisition process of our security and inspection analytics platforms. During 2018 we were granted a new patent for our Linear Speed Sensor and as of December 31, 2018, we now have 10 patents and 20 trademarks issued or granted by the United States Patent and Trademark Office (USPTO) and we have 1 pending patent application with the USPTO.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our products and other intellectual property. We typically own the copyright to our software code, as well as the brand or title name trademark under which our products are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States.

As discussed in the risk factors section herein, we may face allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights.

Employees

We have a current staff of 55 employees, the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Available Information

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge through our Internet website (http://www.duostech.com) as soon as practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. Except as otherwise stated in these documents, the information contained on our website or available by hyperlink from our website is not incorporated by reference into this report or any other documents we file, with or furnish to, the Securities and Exchange Commission.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We will need to raise capital in order to realize our business plan and the failure to obtain the needed funding could adversely impact our operations.

•

The nature of the technology management platforms utilized by us is complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

•	Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

•	The market opportunity for our products and services may not develop in the ways that we anticipate.

•	Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

•	We could be vulnerable to security breaches if certain third-parties attempt to gain access through our systems because of unknown weaknesses in our clients’ infrastructures.

•	We face significant competition and many of our competitors are larger and have greater financial and other resources than we do.

•	We have a history of losses and our growth plans expect to incur losses and negative operating cash flows in the future.

•	Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.

•	We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

•	We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Recent Developments

Securities Purchase Agreement and Registration Rights Agreement

Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with 57 investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers purchased 16,402,742 shares of common stock, 22,062,742 purchaser warrants (the “Purchaser Warrants”), and 2,830 shares of Series B Preferred Stock (collectively, the “SPA Securities”) worth $11,031,371 (including the conversion of liabilities and redemptions of shares of Series A Preferred Stock) at a price of $0.50 per Class A Unit (as defined in the Securities Purchase Agreement) and $1,000 per Class B Unit (as defined in the Securities Purchase Agreement) (the “Private Offering”). The Purchaser Warrants have a strike price of $0.65, expiring five years from the Initial Exercise Date (as defined in the Purchaser Warrants). The Securities Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Additionally, the Purchasers may participate in a subsequent offering of the Company’s securities in an aggregate amount of up to 35% of the subsequent offering on the twenty-four (24) month anniversary of the Private Offering. In connection with the Private Offering, as of the date hereof there are 20,651,371 shares of common stock issued and outstanding, 2,830 shares of Series B Preferred Stock issued and outstanding, and 25,122,454 common stock purchase warrants issued and outstanding.

Additionally, in connection with the Private Offering, the Company issued to Joseph Gunnar & Co., LLC (Placement Agent) in the Private Offering 2,206,274 Placement Agent Warrants with a strike price of $0.65 expiring five years from the Initial Exercise Date.

In connection with the Securities Purchase Agreement, on the Effective Date, the Company entered into the Registration Rights Agreement with the Purchasers and the Placement Agent. Pursuant to the Registrations Rights Agreement, the Company shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement (the “Registration Statement”) covering the resale of all the SPA Securities and the Placement Agent Warrants. The Company must cause the Registration Statement to be declared effective by the SEC by January 13, 2018 (or in the event of a full review by the SEC, by February 12, 2018). The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Letter Agreements for Debt and Preferred Stock

In connection with the conversion and redemption portion of the Private Offering, on the Effective Date, the Company entered into that certain Agreement to Convert Promissory Note (the “JMJ Letter Agreement”) with JMJ Financial, a sole proprietorship (“JMJ”), whereby JMJ agreed to convert $2,105,263 of liabilities and their additional investment of $1,000,000, into 6,210,526 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, JMJ was issued warrants to purchase 6,210,526 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date. Commencing on the Effective Date, JMJ entered into a Lock-Up Agreement for a period of 365 days prohibiting the sale or other transfer of all securities of the Company owned by JMJ.

Additionally, in connection with the conversion and redemption portion of the Private Offering, the Company entered into Letter Agreements (the “Debt and Preferred Stock Letter Agreements”) with certain debt holders and holders of the Company’s Series A Preferred Stock (the “Debt and Preferred Holders”) for conversion or repayment of an additional aggregate amount of $1,013,788 including certain trade payables.  All Series A holders were repaid in full and no stock or warrants were issued. The remaining debt holders and trade payables were converted into 1,388,216 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, the debt holders and certain trade payables which were converted, were issued warrants to purchase 1,388,216 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date.

Simultaneously with the closing of the Private Offering, (i) Gianni B. Arcaini, the Chief Executive Officer, converted $700,543 of accrued salary into 700,543 shares of the Company’s common stock at a $1.00 per share and 700,543 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (ii) Adrian G. Goldfarb, the Chief Financial Officer of the Company, converted $34,020 of liabilities into 34,020 shares of the Company’s common stock at a $1.00 per share and 34,020 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (iii) a non-related entity converted $118,875 of liabilities into 118,875 shares of the Company’s common stock at a $1.00 per share and 118,875 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date.

Series B Preferred Stock

On November 22, 2017, the Company amended its Certificate of Incorporation by filing the Certificate of Amendment of the Certificate of Incorporation of the Company (“Amendment to Certificate”) with the Secretary of State of the State of Florida, which established the Series B Preferred Stock, having such designations, rights and preferences as set forth in the Series B Preferred Certificate of Designation (as defined herein), as determined by the Company’s Board of Directors in its sole discretion, in accordance with the Company’s Certificate of Incorporation and bylaws.

The shares of Series B Preferred Stock rank senior to the Common Stock and have the right to vote together with the holders of Common Stock as one class, with each share of Series B Preferred Stock voting on an “as converted” basis.

March 2019 Warrant Exercises

Between Match 14, 2019 and April 1, 2019, five (5) investors exercised 3,684,581 Purchaser Warrants at a reduced exercise price of $0.55 per share for aggregate gross proceeds to the Company of $2,026,519.55.  Pursuant to the exercise of these Purchaser Warrants, the Company issued an aggregate of 3,684,581 shares of common stock to these investors.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 5,660,000 shares of our common stock by the Selling Stockholders that may be issued upon conversion of the Series B Preferred Stock, up to 19,062,742 shares of our common stock by the Selling Stockholders that may be issued upon the conversion of warrants to purchase shares of our common stock, and 20,902,742 shares of our common stock.

In connection with the Private Offering, under the terms of the Registration Rights Agreement entered into with the Selling Stockholders on the same date and in connection with the Securities Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 20,902,742 shares of common stock, 5,660,000 shares of common stock underlying the Series B Preferred Stock, and 19,062,742 shares of common stock underlying the Warrants. The number of shares ultimately offered for resale by the Selling Stockholders depends upon how much of the Series B Preferred Stock and Warrants the Selling Stockholders elect to convert and exercise, respectively, and the liquidity and market price of our common stock.

Securities offered by us:

We are offering 17,902,742 Class A units, each consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. The warrants included within the Class A units are exercisable immediately, originally had an exercise price of $0.65 per share and expire five years from the date of issuance. The warrants included in the Class A Units now have a reduced exercise price of $0.55 per share. We are also offering 2,830 Class B units, each consisting of one share of Series B Convertible Preferred Stock and one warrant to purchase one share of Common Stock into which each share of Series B Convertible Preferred stock is convertible. The warrants included within the Class B units are exercisable immediately, originally had an exercise price of $0.65 per share and expire five years from the date of issuance. The warrants included in the Class B Units now have a reduced exercise price of $0.55 per share.

Price per Class A Unit	$0.50

Price per Class B Unit	$1,000.00

Description of Series B Convertible Preferred Stock

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $1.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. For additional information, see “Description of Capital Stock — Series B Convertible Preferred Stock” in this prospectus.

Common stock outstanding before the offering	1,895,191 shares of common stock.

Common stock to be outstanding after the offering

20,951,371 shares of common stock, 5,660,000 underlying common stock for the Series B Preferred Shares and 21,762,742 shares of common stock if all the warrants that are a part of this offering are exercised in full.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 23 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the OTCQB under the trading symbol “DUOT”.

Lock-ups

We and our directors, officers and certain stockholders have agreed with the placement agent and selling securities holders not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 365 days after the date of this prospectus.

Unless we indicate otherwise, all information in this prospectus:

•

Excludes 2,326,274 shares of common stock underlying the warrants to be issued to the placement agent in connection with this offering, 2,242,000 incentive stock options granted to employees, 1,443,535 outstanding warrants.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended December 31, 2018 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2018 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended December 31, 2018 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2019 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2018	2017

REVENUES:
Project	$10,753,926	$1,884,079
Maintenance and technical support	1,170,215	1,127,932
IT asset management services	124,478	872,577

Total Revenues	12,048,619	3,884,588

COST OF REVENUES:
Project	6,373,684	1,487,516
Maintenance and technical support	409,316	458,960
IT asset management services	61,396	348,076

Total Cost of Revenues	6,844,396	2,294,552

GROSS PROFIT	5,204,223	1,590,036

OPERATING EXPENSES:
Selling and marketing expenses	289,140	179,318
Salaries, wages and contract labor	4,299,799	3,098,782
Research and development	488,694	310,099
Professional fees	245,033	393,531
General and administrative expenses	1,451,461	1,051,799

Total Operating Expenses	6,774,127	5,033,529

INCOME (LOSS) FROM OPERATIONS	(1,569,904)	(3,443,493)

OTHER INCOME (EXPENSES):
Interest Expense	(17,180)	(4,519,035)
Gain on settlement of debt	—	64,647
Warrant derivative gain	—	2,743,686
Other income, net	6,197	1,719

Total Other Income (Expense)	(10,983)	(1,708,983)

NET INCOME (LOSS)	(1,580,887)	(5,152,477)

Series A preferred stock dividends	—	(17,760)

Net income (loss) applicable to common stock	$(1,580,887)	$(5,170,237)

Basic Net Income (Loss) Per Share	$(0.08)	$(1.43)
Diluted Net Income(Loss) Per Share	$(0.08)	$(1.43)

Weighted Average Shares-Basic	20,796,132	3,606,401
Weighted Average Shares-Diluted	20,796,132	3,606,401

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash	$1,209,301	$1,941,818
Accounts receivable, net	1,538,793	298,304
Contract assets	1,208,604	423,793
Prepaid expenses and other current assets	235,198	90,923
Total Current Assets	4,191,896	2,754,838

Property and equipment, net	204,226	65,362

OTHER ASSETS:
Software Development Costs, net	40,000	—
Patents and trademarks, net	53,871	45,978
Total Other Assets	93,871	45,978
TOTAL ASSETS	$4,489,993	$2,866,178

(Continued)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2018	2017
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,416,716	$812,618
Accounts payable - related parties	13,473	12,598
Notes payable - financing agreements	48,330	49,657
Notes payable - related parties	—	9,078
Line of credit	31,201	34,513
Payroll taxes payable	317,573	149,448
Accrued expenses	222,328	497,277
Contract liabilities	2,248,829	200,410
Deferred revenue	362,528	438,907
Total Current Liabilities	4,660,978	2,204,506

Notes payable - related party	—	39,137
Total Liabilities	4,660,978	2,243,643

Commitments and Contingencies (Note 11)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2018 and December 31, 2017, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 2,830 issued and outstanding at December 31, 2018 and December 31, 2017, convertible into common stock at $0.50 per share	2,830,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 21,082,351 and 20,657,850 shares issued, 21,075,958 and 20,654,570 shares outstanding at December 31, 2018 and December 31, 2017, respectively	21,082	20,658
Additional paid-in capital	27,397,225	26,608,823
Total stock & paid-in-capital	30,248,307	29,459,481
Accumulated deficit	(30,269,833)	(28,688,946)
Sub-total	(21,526)	770,535
Less: Treasury stock (6,393 and 3,280 shares of common stock at December 31, 2018 and 2017, respectively)	(149,459)	(148,000)
Total Stockholders' Equity (Deficit)	(170,985)	622,535

Total Liabilities and Stockholders' Equity (Deficit)	$4,489,993	$2,866,178

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

Our auditor has expressed substantial doubt regarding our ability to continue as a going concern.

We had a net loss of $1,580,887 for the year ended December 31, 2018. During the same period, cash used in operations was $345,287. The accumulated deficit as of December 31, 2018 was $30,269,833. Although our financial condition has improved substantially, our auditor has expressed substantial doubt regarding our ability to continue as a going concern. Management is unable to predict if and when we will be able to consistently generate positive cash flow. Our plan regarding these matters is to focus our efforts on continued substantial revenue growth through investments in sales and marketing and project execution staff. Although these investments are expected to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due, there can be no assurances that these investments will generate the additional revenues needed to cover our obligations.

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality. By enabling such system interoperability, our communications platform both reduces implementation and ongoing costs, and improves overall management efficiencies.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We recently introduced a significant number of new product offerings and are increasingly focused on new, high value safety and security-based surveillance products, as a revenue driver. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services can change quickly and in ways that we may not anticipate because the market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that enterprises continue to be cautious about sustained economic growth and have tried to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause delaying or rejecting capital projects, including the implementation of our products and services. In addition, certain industries in which we operate are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

We could be vulnerable to security breaches if certain third-parties attempt to gain access through our systems because of unknown weaknesses in our clients’ infrastructures.

Our systems operate inside client network infrastructure, which typically reside behind an ASA or other form of firewall. Communication between us and our clients are highly encrypted and generally take place through virtual private network (VPN) connections. We also use ASA equipment to protect our own network infrastructure. In addition, although our systems are LDAP/Active Directory compatible and include additional security layers we cannot be assured that any of our or our client’s systems are 100% secure. Any breach of these systems could be damaging to our reputation and lead to a loss of confidence in our offerings. Such loss of confidence could impact future sales or revenues from existing systems.

Some of our competitors are larger and have greater financial and other resources than we do.

Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

We have a history of losses and our growth plans expect to incur losses and negative operating cash flows in the future.

Our accumulated deficit was approximately $30 million as of December 31, 2018. Our operating losses may continue as we continue to expend resources to further develop and enhance our technology offering, to complete prototyping for proof-of-concept, obtain regulatory clearances or approvals as required, expand our business development activities and finance capabilities and conduct further research and development. We also expect to experience negative cash flow in the short-term until our revenues and margins increase at a rate greater than our expenses which will continue to grow as we invest in additional resources for development and sales.

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third party’s certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Although we do not have foreign operations at this time, we may compete for contracts in non-US countries from time to time. Effective intellectual property protection may be unavailable, or limited, in some foreign countries in which we may do business, such as China. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, client relationships, growth and compliance programs could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by digital disruption and developments in technology. These may include new software applications or related services based on artificial intelligence, machine learning, or robotics. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants (for example, through disintermediation) or new entrants, start-up companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations around the world and with our people, clients, partners and vendors. As the breadth and complexity of this infrastructure continues to grow, including as a result of the use of mobile technologies, social media and cloud-based services, the risk of security breaches and cyberattacks increases. Such breaches could lead to shutdowns or disruptions of or damage to our systems and those of our clients, alliance partners and vendors, and unauthorized disclosure of sensitive or confidential information, including personal data. In the past, we have experienced data security breaches resulting from unauthorized access to our and our service providers’ systems, which to date have not had a material impact on our operations; however, there is no assurance that such impacts will not be material in the future.

In providing services and solutions to clients, we often manage, utilize and store sensitive or confidential client data, including personal data, and we expect these activities to increase, including through the use of artificial intelligence, the internet of things and analytics. Unauthorized disclosure of sensitive or confidential client data, whether through systems failure, employee negligence, fraud, misappropriation, or other intentional or unintentional acts, could damage our reputation, cause us to lose clients and could result in significant financial exposure. Similarly, unauthorized access to our or through our or our service providers’ information systems or those we develop for our clients, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who continuously develop and deploy viruses, ransomware or other malicious software programs or social engineering attacks, could result in negative publicity, significant remediation costs, legal liability, damage to our reputation and government sanctions and could have a material adverse effect on our results of operations. Cybersecurity threats are constantly expanding and evolving, thereby increasing the difficulty of detecting and defending against them and maintaining effective security measures and protocols.

We depend on key personnel who would be difficult to replace, and our business plan will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

As of December 31, 2018, two customers accounted for 92% of our accounts receivable. In the case of insolvency by one of our significant customers, accounts receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. Additionally, our two largest customers accounted for approximately 83% of our total revenues for the year ended December 31, 2018. This concentration of credit risk makes us more vulnerable economically. The loss of any of these customers could materially reduce our revenues and net income, which could have a material adverse effect on our business.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We may enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies; to attract additional customers; and to develop, introduce, and distribute products utilizing our technology. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products.

The Company owes the IRS penalty payments in connection with the delinquent payment of payroll taxes.

As of the date hereof, the Company has paid its payroll taxes in full and the Company had appealed the IRS penalty payments for a reduction which was under review. The IRS has since responded, and the Company will be required to repay the penalties in connection with the delinquent payroll taxes. At December 31, 2018, the payroll taxes payable balance of $317,573 includes accrued late fees in the amount of $123,572. The Company is making monthly payments in the amount of $15,000 to pay down the accrued late fees.

Risks Related to Our Common Stock

There is currently not an active liquid trading market for the Company’s common stock.

Our common stock is quoted on the OTC Markets QB tier under the symbol “DUOT”. However, there is currently no regular active trading market in our common stock. Although there are periodic volume spikes from time to time, we cannot give an assurance that a consistent, active trading market will develop in the short term. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results
•	Announcements that our revenue or income are below analysts’ expectations
•	General economic downturns
•	Sales of large blocks of our common stock
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

You may experience dilution of your ownership interest due to future issuance of our securities.

We are in a capital-intensive business and we may not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we may require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, $0.001 par value per share, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

We do not expect to pay dividends and investors should not buy our Common Stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in establishing an orderly trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	Period-to-period fluctuations in financial results
•	Issues in manufacturing products
•	Unanticipated potential product liability claims
•	The introduction of technological innovations or new commercial products by competitors

•	The entry into, or termination of, key agreements, including key strategic alliance agreements
•	The initiation of litigation to enforce or defend any of our intellectual property rights
•	Regulatory changes
•	Failure of any of our products to achieve commercial success

Our business, financial condition and results of operations could be materially adversely affected by various risks, including, but not limited to the principal risks noted below.

The requirements of the Sarbanes-Oxley Act of 2002 and other U.S. securities laws impose substantial costs and may drain our resources and distract our management.

We are subject to certain of the requirements of the Sarbanes-Oxley Act of 2002 in the U.S., as well as the reporting requirements under the Exchange Act. The Exchange Act requires, among other things, filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K following the happening of certain material events, with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external purposes in accordance with generally accepted accounting principles, or GAAP. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

We are subject to the Florida anti-takeover provisions, which may prevent you from exercising a vote on business combinations, mergers or otherwise.

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless the:

•	transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
•

interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated prices.  The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. You should not assume or expect that our shares of common stock will trade at or above the exercise prices or the educed exercise price of the Warrants in any given time period.

DILUTION

Not applicable. The shares registered under the registration statement of which this prospectus forms a part are not being offered for purchase. The shares are being registered on behalf of the selling stockholders.

SELLING SECURITY HOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the warrants and conversion of the Series B Preferred Stock. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Series B Preferred Stock, common stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of preferred stock, common stock and warrants, as of the date hereof, assuming conversion of the Series B Preferred Stock and exercise of the warrants held by the Selling Stockholders on such date, without regard to any limitations on conversions or exercises. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the Private Offering (ii) the maximum number of shares of common stock issuable upon conversion of the related preferred stock, determined as if the outstanding shares of preferred stock were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, and (iii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants or the conversion of the preferred stock. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the warrants and the Series B Preferred Certificate of Designation, a Selling Stockholder may not exercise the warrants or convert the Series B Preferred Stock to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised and shares of common stock issuable upon conversion of the preferred stock which has not been converted. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)(2)
JMJ Financial(3)	13,921,052	13,921,052	0
AIGH Investment Partners LP(4)	4,000,000	4,000,000	0
A.K.S Family Partners LP(5)	400,000	400,000	0
Alexander E. Kishel(6)	80,000	80,000	0
Alpha Capital Anstalt(7)	3,000,000	3,000,000	0
Article Fourth Trust, FBO Claude R. Rolo(8)	52,000	52,000	0
Bigger Capital Fund, LP(9)	1,000,000	1,000,000	0
Brian L. Pessin(10)	1,000,000	1,000,000	0
Brio Capital Master Fund Ltd.(11)	800,000	800,000	0
Bruce L. Boyd(12)	60,000	60,000	0
Clayton A. Struve(13)	400,000	400,000	0
Covista Value Fund LP(14)	400,000	400,000	0
David S Nagelberg 2003 Revocable Trust(15)	400,000	400,000	0
Richard Dyke Rogers(16)	600,000	600,000	0
John S. Paulsen(17)	400,000	400,000	0
KBB Asset Management(18)	200,000	200,000	0
L1 Capital Global Opportunities Master Fund(19)	600,000	600,000	0
Matthew Hayden and Julie Hayden(20)	200,000	200,000	0

Preston and Patricia Evans(21)	60,000	60,000	0
Ramnarain Jaigobind(22)	600,000	600,000	0
Richard W. Baskerville Living Trust(23)	400,000	400,000	0
Robert F. Hannon(24)	96,000	96,000	0
Sameer Sharma(25)	100,000	100,000	0
Sandra F. Pessin(26)	1,000,000	1,000,000	0
Stephen McGovern(27)	60,000	60,000	0
Syam Kethi Reddy(28)	80,000	80,000	0
Howard Deshong, Trustee of the Howard Deshong Revocable Trust(29)	700,000	700,000	0
Warberg WF V LP(30)	280,000	280,000	0
The Hewlett Fund LP(31)	1,400,000	1,400,000	0
Satellite Capital LLC(32)	40,000	40,000	0
Hades Investment SPC obo FGP Protective Opportunity Fund, SP(33)	600,000	600,000	0
Totaram Mangroo(34)	160,000	160,000	0
Lina Kay(35)	300,000	300,000	0
Steven Farber(36)	60,000	60,000	0
Catalysis Partners, LLC(37)	400,000	400,000	0
Uniplan Consulting LLC(38)	200,000	200,000	0
Mark J. Rosenblum(39)	40,000	40,000	0
Iroquois Master Fund Ltd.(40)	400,000	400,000	0
Iroquois Capital Investment Group(41)	600,000	600,000	0
William Grove Hunt(42)	100,000	100,000	0
Empery Asset Master, LTD(43)	633,520	633,520	0
Empery Tax Efficient, LP(44)	282,784	282,784	0
Empery Tax Efficient II, LP(45)	683,696	683,696	0
Jared and Candace Shaw(46)	100,000	100,000	0
High Alpha Partners, Inc.(47)	76,432	76,432	0
Lucosky Brookman LLP(48)	400,000	400,000	0
21 April Fund, L.P. (49)	815,860	815,860	0
21 April Fund, Ltd.(50)	3,184,140	3,184,140	0
Nason, Yeager, Gerson, White & Lioce, P.A.(51)	200,000	200,000	0
Steve Cohen(52)	200,000	200,000	0
John Nash(53)	1,280,000	1,280,000	0
Sheppard, Mullin, Richter & Hampton LLP(54)	100,000	100,000	0
US International Consulting Network – New Jersey Corp (55)	200,000	200,000	0
Edward L. Scanlon & Barbara A. Scanlon(56)	200,000	200,000	0
GPB Debt Holdings II, LLC(57)	2,002,486	2,000,000	2,486
Lawrence R. Read(58)	40,000	40,000	0
Brian Prinz(59)	40,000	40,000	0
Total	45,627,970	45,625,484	2,486

———————

(1)

Includes shares of common stock underlying the Class A Units that may held by the Selling Stockholders that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.99%.

(2) Assumes that the selling stockholder sells all of the common stock underlying the Class A Units and Class B Units offered pursuant to this prospectus.

(3)

Assumes that the selling stockholder converts all of the Series B Preferred Stock underlying the Class B Units into the shares registered hereunder. Includes 6,210,526 warrants to purchase shares of common stock at an exercise price of $0.55, 2,830 shares of Series B Preferred Stock of which each one (1) share of Series B Preferred Stock converts into 2,000 shares of common stock subject to a 9.99% beneficial ownership limitation, and 1,500,000 origination shares issued in connection with that certain bridge financing Securities Purchase Agreement dated December 20, 2016. Justin Keener is the control person of JMJ Financial and as such is the beneficial owner of the shares held in its name.

(4)

Includes 2,000,000 warrants to purchase shares of common stock at an exercise price of $0.55. Orin Hirschman is the control person of AIG Investment Partners and as such is the beneficial owner of the shares held in its name.

(5)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55. Adam Stern is the control person of AKS Family Partners and as such is the beneficial owner of the shares held in its name.

(6) Includes 40,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(7)

Includes 1,500,000 warrants to purchase shares of common stock at an exercise price of $0.55. Konrad Ackermann is the control person of Alpha Capital Anstalt and as such is the beneficial owner of the shares held in its name.

(8)

Includes 26,000 warrants to purchase shares of common stock at an exercise price of $0.55. Claude R. Rolo is the control person of Article Fourth Trust FBO Claude R. Rolo and as such is the beneficial owner of the shares held in its name.

(9)

Includes 500,000 warrants to purchase shares of common stock at an exercise price of $0.55. Michael Bigger is the control person of Bigger Capital Fund, LP and as such is the beneficial owner of the shares held in its name.

(10) [Reserved.]

(11)

Includes 400,000 warrants to purchase shares of common stock at an exercise price of $0.55. Shaye Hirsch is the control person of Brio Capital Master Fund Ltd. and as such is the beneficial owner of the shares held in its name.

(12) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(13) Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(14)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55. Rann Cannon is the control person of Covista Value Fund and as such is the beneficial owner of the shares held in its name.

(15)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55. David S. Nagelberg is the control person of David S. Nagelberg 2003 Revocable Trust and as such is the beneficial owner of the shares held in its name.

(16) Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(17) Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(18)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.55. Steven Segal is the control person of KBB Asset Management and as such is the beneficial owner of the shares held in its name.

(19)

Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.55. David Feldman is the control person of L1 Capital Global Opportunities Master Fund and as such is the beneficial owner of the shares held in its name.

(20) Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(21) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(22) Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(23)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55. Richard W. Baskerville is the control person of Richard W. Baskerville Living Trust and as such is the beneficial owner of the shares held in its name.

(24) Includes 48,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(25) Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(26) [Reserved.]
(27) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(28) Includes 40,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(29)

Includes 350,000 warrants to purchase shares of common stock at an exercise price of $0.55. Howard Deshong is the control person of Trustee of Howard Deshong Revocable Trust and as such is the beneficial owner of the shares held in its name.

(30)

Includes 140,000 warrants to purchase shares of common stock at an exercise price of $0.55. David Walsh is the control person of Warberg WF V LP and as such is the beneficial owner of the shares held in its name.

(31)

Includes 700,000 warrants to purchase shares of common stock at an exercise price of $0.55. Martin Chopp is the control person of The Hewlett Fund and as such is the beneficial owner of the shares held in its name.

(32)

Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.55. John Bodzick is the control person of Satellite Capital LLC and as such is the beneficial owner of the shares held in its name.

(33)

Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.55. Gregory Pepin is the control person of Hades Investment SPC obo FGB Protective Opportunity Fund, SP and as such is the beneficial owner of the shares held in its name.

(34) Includes 80,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(35) Includes 150,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(36) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(37)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55. John Francis is the control person of Catalysis Partners, LLC and as such is the beneficial owner of the shares held in its name.

(38)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.55. Richard Imperiale is the control person of Uniplan Consulting LLC and as such is the beneficial owner of the shares held in its name.

(39) Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(40)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55. Richard Abbe is the control person of Iroquois Master Fund Ltd. and as such is the beneficial owner of the shares held in its name.

(41)

Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.55. Richard Abbe is the control person of Iroquois Capital Investment Group and as such is the beneficial owner of the shares held in its name.

(42) Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(43)

Includes 316,760 warrants to purchase shares of common stock at an exercise price of $0.55. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(44)

Includes 141,392 warrants to purchase shares of common stock at an exercise price of $0.55. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(45)

Includes 341,848 warrants to purchase shares of common stock at an exercise price of $0.55. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(46) Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.45.

(47)

Includes warrants to purchase shares of common stock at an exercise price of $0.55. Gerald N. Kieft is the control person of High Alpha Partners, Inc. and as such is the beneficial owner of the shares held in its name.

(48)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.55. Seth A. Brookman is the control person of Lucosky Brookman LLP and as such is the beneficial owner of the shares held in its name.

(49) Michael M. Kellen is the control person of 21 April Fund, L.P. and as such is the beneficial owner of the shares held in its name.
(50) Michael M. Kellen is the control person of 21 April Fund, Ltd. and as such is the beneficial owner of the shares held in its name.

(51)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.55. Michael D. Harris is the control person of Neason, Yeager, Gerson, White, Lioce, P.A. and as such is the beneficial owner of the shares held in its name.

(52) Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(53) Includes 640,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(54)

Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.55. Richard W. Brunette, Jr. is the control person of Sheppard, Mullin, Richter & Hampton, LLP and as such is the beneficial owner of the shares held in its name.

(55)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.55. Igor Kokorine is the control person of US International Consulting Network and as such is the beneficial owner of the shares held in its name.

(56) Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.55.

(57)

Includes 1,000,000 warrants to purchase shares of common stock at an exercise price of $0.55. Evan Myrianthopoulus is the control person of GPB Debt Holdings II, LLC and as such is the beneficial owner of the shares held in its name.

(58) Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.55.
(59) Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.55.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales that are not in violation of Regulation SHO;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

a) Market Information

Our common stock is quoted on the OTC Markets Group Inc. OTCQB quotation platform (the “OTCQB”) under the trading symbol “DUOT”. We intend to apply to the NASDAQ Capital Market to list our common stock under the symbol “DUOT” and our warrants under the symbol “DUOTW.”

(b) Holders

As of April 24, 2019, there were approximately 260 holders of record of our common stock, and the last reported sale price of our common stock on the OTCQB on April 23, 2019 was $0.78 per share.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Registration Statement on Form S-1 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this Registration Statement on Form S-1.

Our Company

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements.

Our Company

Duos Technologies Group, Inc. was incorporated in Florida on May 31, 1994 (the “Company”) under the original name of Information Systems Associates, Inc. (“ISA”). Initially, our business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech”), for the purposes of executing a reverse triangular merger. This transaction was completed on April 1, 2015, whereby duostech became a wholly owned subsidiary of the Company.  duostech was incorporated under the laws of Florida on November 30, 1990 for design, development and deployment of proprietary technology applications and turn-key engineered systems. The Company, based in Jacksonville, Florida, employs approximately 50 people and is a technology and software applications company with a strong portfolio of intellectual property. The Company’s core competencies, including advanced intelligent technologies, are delivered through its proprietary integrated enterprise command and control platform, centraco®.

Plan of Operation

The Company, through its operating subsidiary duostech, is primarily engaged in the design and deployment of advanced, artificial intelligence driven intelligent technologies systems. The Company converges traditional security measures with information technologies to create “actionable intelligence.”

The Company’s growth strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and through strategic acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

Specifically, based upon the current and anticipated business growth, the Company is investing in resources to focus on execution within its target markets, including but not limited to rail, distribution centers and security. We continue to evaluate key requirements within those markets and add development resources to allow us to compete for additional projects to drive additional revenue growth.

Further, the Company is broadening its offerings in the IT asset management (“ITAM”) space for large data centers. During the quarter ended June 30, 2018, the Company announced its new dcVue software platform which is the basis for expanded offerings into this market area. The dcVue offering is a new software platform that replaces the Company’s On-Site Physical Inventory (OSPI) system that was commercially marketed from 2010 until 2015. OSPI was used by Duos’ ITAM auditing teams until early this year and has now been replaced by dcVue. dcVue is based upon the Company’s OSPI patent which was awarded in 2010. The Company will be making dcVue available for license to our customers later this year as a licensed software product. We intend to further develop our ITAM offerings for large data centers with the objective of offering existing Company technologies for data and video analytics. The Company implemented a new plan to expand and focus its sales efforts through the addition of strategic partners.

Prospects and Outlook

Over the past several years, we have made substantial investments in product research and development and achieved significant milestones in the development of our technology and turnkey solutions. We have made significant progress in penetrating the market with our proprietary technology solutions, specifically in the rail industry which is currently undergoing a major shift in maintenance strategies. We believe that this shift will be a significant motivating factor for the industry’s use of our technologies.

Our business success in the immediate future will largely depend on the increased penetration into our target markets for our proprietary intelligent analytical technology solutions.

Notwithstanding the above, no assurance can be provided that our product offerings will generate the market acceptance and orders that we contemplate.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements included in this report.

For the year ended December 31, 2018 compared to December 31, 2017

The following table sets forth a modified version of our Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Years Ended
	December 31,
	2018	2017

Revenue	$12,048,619	$3,884,588
Cost of revenue	6,844,396	2,294,552
Gross profit	5,204,223	1,590,036
Operating expenses	6,774,127	5,033,529
Income (Loss) from operations	(1,569,904)	(3,443,493)
Other income (expense)	(10,983)	(1,708,983)
Net income (loss)	(1,580,887)	(5,152,477)
Series A preferred stock dividends	—	(17,760)
Net income (loss) applicable to common stock	$(1,580,887)	$(5,170,237)

Revenues

	For the Years Ended
	December 31,
	2018	2017	% Change
Revenues:
Projects	$10,753,926	$1,884,079	471%
Maintenance and technical support	1,170,215	1,127,932	4%
IT asset management services	124,478	872,577	-86%
Total revenue	$12,048,619	$3,884,588	210%

The significant increase in overall revenues is driven by the current strength of the projects portion of our business currently being undertaken. The Company’s stable capital structure enables us to more aggressively pursue large projects requiring the ability to deploy major resources. The significant increase in project revenues was also accompanied by an increase in maintenance and technical support.  This revenue source has been in transition for the past year as older legacy systems are replaced by the next generation of technology systems which are currently being installed. There is typically a lag of approximately 6 months installation of a new system until the recurring revenue is recognized. The Company continues to replace the declining revenues from one customer with new, long term recurring revenue from new customers which will be coming on-line in the next several months. The maintenance and technical support revenues are driven by successful completion on projects and represent services and support for those installations. The expectation is that revenues from this area will be flat for the first half of 2019 and then begin to grow based on the success of multiple installations in 2018.

The ITAM division experienced a significant reduction in revenues for 2018. This was the result of the conclusion of a large project late in 2017 and delays in starting a new project that was anticipated to begin earlier in 2018. The new project is now expected to begin in the second quarter of 2019. The ITAM division also released a new version of its software which is anticipated to broaden market acceptance of its offerings and we anticipate a positive impact on revenues anticipated in 2019.

Cost of Revenues

	For the Years Ended
	December 31,
	2018	2017	% Change
Cost of revenues:
Projects	$6,373,684	$1,487,516	328%
Maintenance and technical support	409,316	458,960	-11%
IT asset management services	61,396	348,076	-82%
Total cost of revenues	$6,844,396	$2,294,552	198%

Cost of revenues on projects increased at a slower rate than the increase in revenues. The overall gross margin was positively impacted during the period compared to the equivalent period in 2017 due to tighter cost controls on production of systems and the efficiencies gained through the implementation of projects at the Operations and Engineering Center prior to customer deployment.  Cost of Revenues decreased by 11% on maintenance and technical support which is a positive trend against an increase in revenues and we expect this trend to continue as economies of scale begin to have a positive impact.  The Company also completed certain field work at the request of two major clients which increased revenue but at a margin that is less than in the normal course of business.  The effect of this is anticipated to be minimal going forward.

Gross Profit

	For the Years Ended
	December 31,
	2018	2017	% Change

Revenues	$12,048,619	$3,884,588	210%
Cost of revenues	6,844,396	2,294,552	198%
Gross profit	$5,204,223	$1,590,036	227%

Gross Profit was $5,204,223 or 43% of revenues compared to $1,590,036 or 41% of revenues for the twelve months ended December 31, 2018 and 2017, respectively. The overall increase in gross profit of 227% was mainly the result of the increase in project revenues and the positive effect of significant revenue increases from new projects. It should be noted that the accounting treatment was changed to the ASC 606 reporting standard and that the results compared with the previous year are not strictly comparable. As previously discussed, the implementation of ASC 606 covering revenue from contracts with customers, has a temporary impact on overall gross margin as certain costs are recognized ahead of revenues. Also, during the year, certain project revenue related to the management of construction requested by two customers were treated as a pass through and have between a 10% and a 25% gross margin. This has a negative overall effect on the typical project gross margin for an aggregate of our revenue sources of at least 50%. Despite these factors, the Company recorded an overall increase in Gross Margin for the year compared to the prior year which is a positive trend. Management anticipates the overall gross margins for the business to continue to improve in the coming year excluding the impact of “one-off” lower margin revenues related to field construction work requested by the customer and not in the ordinary course of business.

Operating Expenses

	For the Years Ended
	December 31,
	2018	2017	% Change
Operating expenses:
Selling and marketing expenses	$289,140	$179,318	61%
Salaries, wages and contract labor	4,299,799	3,098,782	39%
Research and development	488,694	310,099	58%
Professional fees	245,033	393,531	-38%
General and administration	1,451,461	1,051,799	38%
Total operating expense	$6,774,127	$5,033,529	35%

Operating expenses were higher by 35% for the year reflecting the increase in resources related to the significant increase in revenues for the period. Selling and marketing expenses and research and development both increased with the Company’s investment in resources to grow the business. The Company also began investing in its resources for the development of the new truevue360™ AI platform.  The 39% increase in salaries, wages and contract labor is due to a planned increase in the number of employees and additional contract expenses related to an overall significant increase in revenues.  This rate of increase is expected to slow in 2019. Professional fees were 38% lower due to a reduction in expenses related to legal fees and prudent management of expenses by management. Other G&A costs increased but were in line with the additional staff expenses and the growth of the Company. It is anticipated that overall operating expenses will grow at a slower rate than the revenue increases.

Loss From Operations

The losses from operations for the years ended, December 31, 2018 and 2017 were $1,569,904 and $3,443,493, respectively. This is a 54% reduction in loss as the Company moves toward breakeven and profitability.

Interest Expense

Interest expense for the years ended December 31, 2018 and 2017 were $17,180 and $4,519,035 respectively. The significant decrease in interest expense was primarily due to the Company’s non-cash debt expenses related to certain financing actions prior to completing the capital raise at the end of November 2017. In addition to being non-cash, the expenses were driven by interest expense related to certain warrants which required accounting as derivatives. Some of these extraordinary costs were offset by an overall non-cash gain recorded due to the valuations recorded in those derivative instruments. The affected warrants were cancelled and retired at the end of 2017 and will have no impact on the Company’s financial results going forward.

Other Income

Other income for the years ending December 31, 2018 and 2017 was $6,197 and $1,719 respectively.

Net Loss

The net loss for the years ended December 31, 2018 and 2017 was $1,580,887 and $5,152,477 respectively. The $3,571,590 decrease in net loss is primarily attributable to the increase in revenue and less than proportionate increase cost of revenue in 2018. Net loss applicable to Common Stock was $1,580,887 in 2018 versus $5,170,237 in 2017, a decrease of $3,589,350. Most of the difference between Operating Losses and Net Losses were non-cash in nature. Additionally, the loss in 2017 included a charge for Series A Preferred Stock Dividends of $17,760. Net loss per common share was $0.08 and $1.43 for the years ended December 31, 2018 and 2017, respectively.

Liquidity and Capital Resources

As of December 31, 2018, the Company has a cash balance of $1,209,301.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	December 31, 2018	December 31, 2017
Net cash used in operating activities	$(345,287)	$(3,562,306)
Net cash used in investing activities	(285,678)	(41,709)
Net cash used/provided in financing activities	(101,552)	5,371,457
Net (decrease) increase in cash	$(732,517)	$1,767,442

Net cash used in operating activities for the years ended December 31, 2018 and 2017 were $345,287 and $3,562,306 respectively. The decrease in net cash used in operations for the year ended December 31, 2018 was almost exclusively due to a more than $2 million increase in contract liabilities.

Net cash used in investing activities for the years ended December 31, 2018 and 2017 were $285,678 and $41,709, respectively representing an increase in investments in software development and lab equipment during 2018.

Net cash used in financing activities for the year ended December 31, 2018 was $101,552 and cash flows provided in the year ended December 31, 2017 was $5,371,457. Cash flows used in financing activities during 2018 were primarily attributable to repayments of existing notes and short-term credit facilities. Cash flows provided by financing activities during 2017 were primarily attributable to proceeds from the issuance of common stock, offset by repayments of existing notes and short-term credit facilities.

Previously, we have funded our operations primarily through the sale of our equity (or equity linked) and debt securities. During 2018, we have funded our operations through revenues generated and cash received from ongoing project execution and associated maintenance revenues. As of April 5, 2019, we had cash on hand of approximately $1,451,000. We have approximately $135,000 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations and receipt of revenues. Our current capital and revenues are sufficient to fund such expansion although we are dependent on timely payments by our customers for projects and work in process.

Demand for the products and services will be dependent on, among other things, market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature. In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may be adversely affected by our competitors and prolonged recession periods although these are not considered to be a factor at present.

Going Concern and Liquidity

Under Accounting Standards Update, or ASU, 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the accompanying consolidated financial statements, the Company had a negative working capital of $469,081 and an accumulated deficit of $30,269,833 at December 31, 2018. During the same period in 2017, the Company had a positive working capital of $550,332 and an accumulated deficit of $28,688,946.

The Company’s consolidated financial statements are prepared assuming the Company can continue as a going concern, which contemplates continuity of operations through realization of assets, and the settling of liabilities in the normal course of business. While our auditor has expressed substantial doubt regarding our ability to continue as a going concern, management’s assessment is that with the current cash on hand, business backlog and expected orders, and anticipated cash raised from warrant exercises, that the Company will continue as  Going Concern for at least 12 months from the date of this report. Our plan regarding these matters is to closely monitor our progress against our documented pro-forma financial plan, manage expenses accordingly to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. If this is insufficient due to unforeseen circumstances, there can be no assurances that financing will be available or if available, that such financing will be available under favorable terms.

Management believes that the Company has reached the point where anticipated profitable operations from current backlog in the final quarter of the year will allow continuation as a going concern for a period of at least twelve months from the date these financial statements have been issued. The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered services. If the Company is unable to complete on some of its revenue producing opportunities in the near term, the ability to continue as a going concern based on management’s assessment may be impacted.

Off Balance Sheet Arrangements

We have no-off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress toward contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Revenue Recognition and Contract Accounting

The Company generates revenue from three sources: (1) Project Revenue; (2) Maintenance and Technical Support and (3) IT Asset Management (consulting and auditing).

Project Revenue

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on project revenue are recognized based on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC 606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor.  Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided.  Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin No. 104, "Revenue Recognition" and Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)

Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)

Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and

(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our IT Asset Management business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

BUSINESS

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. (the “Company”, “we”, “us”, “our”). Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). On the same date, TrueVue 360, Inc., a Delaware corporation, became a wholly owned subsidiary of the Company. In connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc.

Overview

The Company, through its wholly owned subsidiary DTI, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business. Our technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our target market is the largest transportation, industrial and retail corporations representing over $100 billion in total available market. Our technologies have been verified by multiple government and private organizations including Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS) and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, and a transportation research and testing organization (TTCI). The Company has worked with these organizations over the past several years where we have supplied funded prototypes of our technologies to verify technology and operating parameters.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, retail, law enforcement, oil, gas and utilities sectors. In January 2019, the Company launched a dedicated Artificial Intelligence program truevue360™ through its subsidiary, TrueVue360, Inc., (“TrueVue360”) with the objective of focusing the Company’s advanced intelligent technologies in the areas of Artificial Intelligent, Deep Machine Learning and Advance Algorithms to further support our business growth.  Consequently, our business operations are now in three business units: intelligent technologies, AI/machine learning platforms and IT asset management.

Our proprietary applications include but are not limited to:

Intelligent Rail Inspection Portal (rip™)

▪

A suite of sub-systems for the automated inspection of freight or transit railcars while in motion. The objective is to automatically detect anomalies such as open or missing hatches, open cargo doors, illegal riders hiding in cargo wells, and an expanding number of mechanical defects, all while the train is traveling through various strategic areas (i.e. border crossings or inspection areas). The anomalies are detected through a combination of visual inspections, utilizing the Company’s proprietary remote user interface which displays ultra-high definition images of a 360-degree view of each rail car, and by a growing number of the Company’s proprietary artificial intelligence (AI) based algorithms. The inspection portal is typically installed between two rail yards and the inspection takes place while the trains are at speed of up to 70 MPH.  A higher speed version is available but not deployed yet as the current market does not yet require the higher speed version. Detections are reported to the respective rail yards well ahead of the train arrival at the yard.

Vehicle Undercarriage Examiner (vue™)

▪

A system that inspects the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 140 miles per hour. The original maximum speed of 70MPH has been superseded by further development work which was completed recently. The addition of algorithms for an increasing number of automated detection of anomalies is a continuing development, which once completed and successfully tested, may have a significant impact on our revenues. The next version upgrade is scheduled to be completed by the end of the second quarter of 2019.

Thermal Undercarriage Examiner

▪

Under a development award from the TTCI (the technology evaluation arm of the American Association of Railroads (“AAR”)), the Company developed and deployed a prototype thermal undercarriage examiner during the latter part of 2018.  The system uses high-speed thermal imaging technology to inspect the thermal signature of undercarriage components, with the focus on locomotives. Thermal monitoring of component heat signatures while underway will provide indications of the overall operating health of the locomotive that are not possible to observe during static inspections. Initial system performance has been very encouraging, and the Company received several orders from various class-1 rail operators who will be evaluating the system on revenue tracks. The t-vue design is undergoing further design refinements and sensitivity adjustments and is expected to be deployed commercially by the end of the second quarter of 2019. This system is considered a breakthrough in detection technologies as it is capable of detecting anomalies of trains at speed which were not detectable with currently available technologies.

Multi-Layered Enterprise Command and Control Interface (centraco®)

▪

Aggregator and central point for information consolidation, systems management and communications of our proprietary systems and third-party applications.

Tunnel and Bridge Security

▪

A suite of intelligent technologies-based homeland security applications for the security of critical tunnels and bridges.

Virtual Security Shield

▪

A suite of intelligent technologies-based homeland security applications for the security of critical areas and buffer zones. This application includes intrusion detection zone, Radio Frequency Identification (RFID) tracking and discriminating “Friend or Foe” modules (Friend or Foe refers to a Radio Frequency - based tagging system that validates individuals authorized to be in a specific area).

Facility Safety and Security

▪

A suite of intelligent technologies-based homeland security applications for the “hardening” or safety and resilience of facilities against natural or man originated threats for the protection of critical facilities (energy, water, chemical facilities). The Company and most of its staff are CFATS (Chemical Facility Anti-Terrorism Standards) certified.

Remote Bridge Operation

▪

Proprietary system for remote control of draw bridges.

Pantograph Inspection System

▪

A system designed to inspect pantographs (structure connecting transit locomotives to high voltage power lines) for the detection of excessive depletion of carbon liners, which may cause power line ruptures.  The Company is in the process of upgrading these technologies to add 3-D capabilities and artificial intelligence-based automated detection capabilities.

Neural Network Modeling for detection algorithms

▪

A neural network is a powerful computational data model, able to capture and represent complex input/output relationships. The neural network includes the development of an artificial system that could perform “intelligent” tasks like those performed by the human brain, including the acquisition of knowledge through deep learning, which is stored within inter-neuron connection strengths known as synaptic weights.

Automated Logistics Information Systems (alis®)

▪

We have completed the development and commercially deployed a proprietary intelligent system to automate security gate operations at nine (9) distribution centers owned and operated by a national retail chain.  Leveraging our proprietary multi-layered Enterprise Command and Control Interface technology (centraco®), the automation of gatehouse operations provides significant improvements to efficiency of distribution center traffic flow, resulting in significant ROI to the customer.  The Company initiated marketing this new technology to enterprise-level owners of distribution centers throughout the United States and beyond.

Transit Rail Platform Analytics

▪

We have completed our pilot (proof of concept) of our Platform Analytics tunnel and track intrusion technology concept deployed for the New York City Transit Authority (“NYCT”).  The technology is designed to automatically detect objects fouling tracks adjacent to transit passenger platforms and to alert incoming rail traffic to that effect. Field installation of the prototype has been completed and field testing employing our AI application has been conducted since mid-4th quarter. The NYCT technology team is expected to complete comparative testing during the 2019 fiscal year.

Several new programs, technologies and initiatives are currently under development by the Company in its various business units and are in various stages of maturity.

Our Customers

DTI, our wholly owned subsidiary, operates our Intelligent Technologies Division which develops and implements an array of sophisticated, proprietary technology applications and turnkey engineered systems. Initially developed and deployed for homeland and border security, these applications have been or are currently used by 5 of North American’s 7 major freight rail operators (known as Class-1), such as Canadian National (CN), Union Pacific (UP), CSX, Burlington Northern Santa Fe (BNFS), Kansas City Southern (KCS), as well as Mexico’s largest freight rail operator, Ferromex. After achieving initial success in the transportation industry, the Company broadened its market reach, adapting its proprietary technologies to a suite of applications now servicing the commercial, industrial, utilities and government sectors. Our current major customers include Amtrak, BNSF, CN, Concho Oil, Conrail, CSX, Chicago Metra, Metrolink, Kansas City Southern de Mexico (KCSM), Ferromex, Kohl’s, Olin Chemical, TTCI and Union Pacific.

Additionally, our IT Asset Management (“ITAM”) division provides infrastructure and device audit services for large data centers. The ITAM division released a new software platform, dcVue which significantly automates the collection and audit of IT assets within data centers.  The new software was beta tested in late 2018 at a major customer and is scheduled to be released as a licensed product starting the second quarter of the 2019 fiscal year. The new software can be used both by the ITAM division for services and as a standalone product where clients desire to manage their own IT assets audits. The Company markets its ITAM services through strategic partners.

The ultimate goal is to provide our end users with improved situational awareness and overall efficiencies in operations by leveraging “smart” technology as a force multiplier. Our current core technology solutions are industry agnostic and suitable for adaptation to a wide range of applications and industries.

Market

Currently, our target market is North America and we expect to soon expand globally through strategic partnerships. The majority of our customers are Fortune 100 and 500 companies with a focus on the $60B North American Rail market, the $2B video analytics market and the $53B enterprise information systems market. The addition of our dedicated AI subsidiary expands our target market by $9.5 billion by 2022 (Source: IDC, Forrester and Think Equity estimates). We originally implemented our products in railcar security inspection with a focus on providing our customers with the capability of performing mission critical security inspections of inbound trains crossing US/Mexican borders from a centralized, remote location. The U.S. Customs and Border Protection (“CBP”) agency uses our systems at critical border rail crossings. Over the last three years we have developed new systems based on this original technology to greatly expand our business by offering mission critical mechanical and safety inspection systems with the goal of improving operational efficiency.  Many opportunities exist within this operating environment.  Our initial emphasis on freight carriers by providing mechanical inspection portals for the remote inspection of railcars while traveling at high speeds has had a significant positive impact on our revenue. Unlike trucks, barges and airlines; freight railroads operate almost exclusively on infrastructure that they own, build and maintain. According to the AAR article on Freight Railroad Capacity and Investment dated April 2016, from 1980 to 2015 freight railroads alone reinvested approximately $600 billion of their own funds in capital expenditures and maintenance projects related to locomotives, freight cars, tracks, bridges, tunnels and other infrastructure related equipment. The AAR further reports that more than 40 cents out of every revenue dollar is reinvested into a rail network.

According to AAR’s statistical railroad report, there are approximately 1.56 million freight cars and 26,574 locomotives in service operated on approximately 250,000 miles of active rail tracks throughout North America. Rail tracks are predominantly owned by the Class-I railroad industry which include:

Class-I Railroads	Tracks Owned in:
	Canada	USA	Mexico
BNSF Railway	✓	✓	x
Canadian National Railway (CN)	✓	✓	x
Canadian Pacific	✓	✓	x
CSX Transportation	✓	✓	x
Ferrocarril Mexicano (Ferromex)	x	x	✓
Kansas City Southern Railway	x	✓	✓
Norfolk Southern	✓	✓	x
Union Pacific Railroad	x	✓	x

The report further elaborates that profitability of rail operators is measured by their operating ratio, which is the rail operator’s operating expense as a percentage of revenue. According to AAR’s Annual Spending Data report, the labor cost to run and maintain trains represent a significant portion of their total operating expenses. Revenue is mostly affected by the average “velocity” of its rolling stock, which determines how much freight or how many passengers a rail operator can transport between destinations and the average speeds. Railroads implement their own speed limits within Federal Railroad Administration (FRA) guidelines. Average speed is impacted by many factors including, but not limited to:

•

Track curvatures and condition, signaling, and stoppages for inspections (security and mechanical);

•

Grade crossings; and

•

Physical condition of locomotives and railcars.

Freight trains are considered massive in size and weight. Thus, worn or broken parts can have a significantly negative impact on operations. Quicker detection can prevent costly car and track repairs, and derailments. Early detection has the potential to dramatically increase velocity and direct profitability.

Examples include inspections at rail border crossings by CBP agents, which can often lead to significant delays and mandated mechanical inspections. Under FRA regulations, each time a railcar departs a yard, terminal or industrial facility, it is required to be inspected by either a qualified mechanical inspector or a train crew member for specific defects that would adversely affect the safe operation of the train. There are currently over 70 mechanical and safety inspection criteria, therefore the inspection process typically takes between two and three hours (dwell time) during which each train is “grounded” in a maintenance yard. In addition, the current railcar inspection process is tedious, labor intensive, dangerous and in general, lacks the level of efficiency and objectivity that may be achievable using technology.

To effectively detect structural or mechanical defects, railcar inspectors today need to walk around the car and under current practice, they are unable to inspect undercarriage components. Because this process is so lengthy and hazardous, it is only utilized for pre-departure mechanical inspections. Otherwise, cars are only inspected with this level of scrutiny in shops before undergoing major repairs. In addition to the inherent safety and efficiency challenges of manual inspections, records of these inspections are generally not retained unless a billed repair is performed. Thus, the maintenance of railcar structural components is almost entirely reactive rather than predictive, making repairs and maintenance less efficient.

For many years, the rail industry, through the AAR and its subsidiary TTCI, has been evaluating the feasibility of using technology, and has most recently focused on the objective of performing remote mechanical inspections prior to a train arriving at a rail yard. In the first phase, car inspectors would remotely perform visual inspections of multiple train “consists”, a group of rail vehicles which are permanently or semi-permanently coupled together to form a unified set of equipment, from a regional inspection station and generate work orders for detected anomalies. These anomalies will be distributed to the respective yards prior to a train arriving at the yard facility. The time-consuming process of physical inspection would be significantly reduced, leading to a significant increase in average velocity and decreased labor cost. We believe this lends itself to the natural progression of automating the inspection process, taking inspectors from the physical inspection to the required actions for diagnosing and resolving issues.

We are currently in the process of converting the inspection process to a complete automated system that will inspect entire trains via an “intelligent system”. Our technology creates the platform to implementing a wayside inspection portal employing a combination of sensors capturing live images and sensor data, of each side, top and undercarriage of each locomotive and rail car. Software algorithms interpret the data to identify defects or anomalies. The industry expects to increase average speed and consequently overall return on investment due to the following:

1.

The safety risks associated with manual car inspection will be minimized through reduced exposure to potential yard hazards; and

2.

Reducing inspection time will increase yard efficiency and improve overall network capacity by also reducing the time needed to process inbound and outbound trains.

We believe that the evolution of automating the inspection processes is broadly advocated throughout the industry. In our experience, the freight rail companies are constantly seeking out innovative ways to increase capacity and improve efficiencies while increasing safety and security standards. A recently launched aggressive plan to automate the mechanical inspection process is at the core of our market opportunity.

Our Products and Systems - Technology Platforms

The Company’s technology architecture used in the majority of our solutions is comprised of two core technology platforms i.e. praesidium® and centraco®.

These proprietary software suites are distributed as licensed software and form the centerpiece of our engineered turnkey systems. Each integrated sub-system encompasses three major components:

1.

The data collectors, including specialized cameras integrated by the Company and other sensors that are specific to the customers’ requirements (third party supplied or pre-existing);

2.

 praesidium®, the analytics software suite which performs real-time analysis of the data generated by the Company; and

3.

centraco®, the multi-layered presentation interface which graphically depicts the data analyzed and identifies anomalies and provides actionable intelligence.

Since inception, we have developed and patented key software components that provide a significant competitive advantage in specialized solutions for our target markets. We believe an important factor in this development is that the Company’s intellectual property is “industry agnostic” and can be deployed to many different industries. The following technical descriptions of praesidium® and centraco® provide further insight.  In late 2018, we took the decision to expand our offerings and launch a new subsidiary, TrueVue360, with the aim of focusing on artificial intelligence (AI), deep machine learning and advanced algorithm development.  Many of these capabilities already existed within the Company’s R&D team and TrueVue360’s mission is to significantly expand and to further enhance those offerings into the market, both within our traditional market space as well as new markets.

praesidium® Intelligent Analytics Suite

praesidium® is an integrated suite of analytics applications which processes and analyzes data streams from a virtually unlimited number of conventional or specialized sensors and/or data points. Our algorithms compare analyzed data against user-defined criteria and rules in real time and automatically reports any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (“AMS”). The AMS provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to centraco®, the Company’s enterprise information management suite if and when an issue, event or performance anomaly is detected. The processed information is instantly distributed simultaneously to an unlimited number of users in a visualized and correlated user interface using the centraco® command and control platform.

Our core modules are tailored to specific industry applications and the analytics engine(s) process any type of conventional sensor outputs, also adding “intelligence” to any third-party sensor technology. A key benefit is that the customer may often retain existing systems and we would integrate these into an overall solution.

Key praesidium® Modules (1):

Module Name	Description
Adm	Tracks objects and filters images.
BoatTrackandDetect	Detects the movement of a boat using a fixed camera then uses a Pan-Tilt-Zoom (“PTZ”) camera to follow it.
C3 / C2 (CII.dll)	Human tracking module.
FodDraw -Legacy	Draws ellipses around points identified by the Foreign Object Detection (“FOD”) engine.
GFAG

The Automated Pantograph Inspection System (apis™) incorporating praesidium® intelligent video analytics automatically captures, inspects and processes real time images from trains passing one of three inspection points. Cameras mounted above the track capture high-resolution digital images of all pantographs. At the same time, an RFID reader captures the unique car number from the passing railcar by reading an RFID tag mounted on the top of each car. Each pantograph image and corresponding car number are bundled, transmitted to the RVSPRO™ digital server, and stored in the provided SQL database as a single record. The captured images are sorted automatically to show the most recent pantographs for each car and potential defects for each pantograph.

Gudm – Legacy	Encompasses the various detection modules.
IpPTZ	Current PTZ control module – controls both serial and IP PTZ cameras.
LaserCapture	Sub component of the Rail Inspection Portal (rip™) module – captures video frame for open door and hatch as directed by lasertech.
LaserTech	rip™ module – orchestrates open door, open hatch detections, car separations. Interface for the lasers, AEI reader and the VIEW/Gatekeeper system.
LiveStitch	rip™ module – creates panorama tiles for side and top view.
PTZ	Legacy PTZ control.
Stitcher	rip™ module – legacy – similar to LiveStitch.
Stitcher2	rip™ module – legacy – similar to LiveStitch.
TrainDetection	The role of the train detection module is to detect the presence/absence of a train within a predefined zone.
TRIDS	rip™ module – train rider detection.
VideoCheck	Checks the integrity of a video feed. It checks for FPS.
WrongWay	Detects the direction of a train/human and alarms if the direction is opposite of the allowed direction.
WWII	Legacy – WrongWay detection.
ZoneOccup	Detects the presence/absence of an object within a predefined zone.
AMS.exe

This module receives input from multiple sensors and detection modules. The sensors range from emergency communication (“EMCOM”) buttons, fire alarm panels, Ethertrak devices, power distribution units (“PDU”s), web relays and video analytics modules attached to praesidium®. AMS is also used as a distributed alarm manager, aggregating detection signals from multiple servers and reporting them to v centraco®. Alarms and detections can be suppressed or enabled by a scheduling system that is controlled via AMS. A portion of centraco’s® auto check functionality is provided by AMS in that it has a built-in data server that gathers statistics on the operation / status of itself and praesidium®.

TrainInspect.exe

This module is integral to the rip™ back end processing. This module orchestrates the conversion of images from the vue™/Gatekeeper systems, imports train information into the MySQL database and locates the appropriate reference image for the current railcar for the FOD engine (Foreign Object Detection).

FODEngine.exe	This module works in concert with the TrainInspect.exe to calculate the difference between the current and reference images for railcars.
GIGEApp.exe

High speed machine vision camera control module. This module is a device driver level module that captures high shutter speed / high frame rate camera images. The frame rates range from 112fps to 380fps for some camera models.

VueLiveStitch.exe	High speed stitching module. Works with the output of the GIGEApp.exe to produce panorama images for the Vehicle Undercarriage Examiner (vue™) system.
P2 Engine

New generation of praesidium® core engine designed to increase stability and efficiency by sandboxing each module in its own process. P2 comes in 32 and 64-bit versions and it is completely backwards compatible with legacy praesidium® modules.

P2 SDK	Development toolkit for P2 engine enabling effortless creation of new modules within the framework.

(1)

Not a complete representation of the praesidium® modules.

As listed on the Safetyact.gov website, the praesidium® video analytics technology has received “Safety Act” designation from the US Department of Homeland Security. To our knowledge, we are one of only ten companies to have received this designation for video related solutions and praesidium® is the only video analytics application with this designation.

Over the years, our proprietary analytics suite has been expanded to meet a significant number of security objectives and environments, adaptable to a broad range of critical infrastructure target verticals, including but not limited to, commercial transportation (rail, air and seaports), retail, healthcare, utilities, oil, gas, chemical and government.

centraco® Enterprise Command and Control Suite

centraco® is an Enterprise Information Management (EIM) system. It was designed as a multi-layered command and control interface and to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and completely agnostic to the interconnected sub-systems. It provides full LDAP (Lightweight Directory Access Protocol, also known as Active Directory) integration for seamless user credentialing and performs the following major functions:

•	Collection: Device management independently collects data from any number of disparate devices or sub-systems.
•	Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).
•	Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.
•	Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes step-by-step instructions on how to resolve situations.
•	Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis.
•

Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

Engineered Solutions

The Company has always delivered engineered solutions which translate into the ability to implement a practical solution to specific customer requirements. Often, software is developed where implementation is the responsibility of the customer. We believe that delivering and supporting turnkey working systems that provide measurable end solutions are the preferred business model for our customers. We also believe that any implementation must co-exist in an already functioning operation and that any solution must work within existing business practices. Due to this philosophy, over time, our code base has been expanded to integrate a myriad of third-party sensor technologies thereby creating complete engineered solutions that dovetail into existing environments and thus not forcing our customers to replace working legacy systems. These engineered solutions usually address more complex end-user requirements and are typically designed, developed, deployed and maintained by the Company in a direct relationship with the end-user on a turnkey basis.

The combination of our two platforms (praesidium® and centraco®), with its many variants, has and continues to deliver comprehensive “end-to-end” solutions, some of which already play a significant role in pro-active homeland security including cross border commercial rail transport.

More recently, we created several proprietary, turnkey systems and applications for commercial railways, the most significant being the following:

Intelligent Rail Inspection Portal (rip™)

This turnkey system was originally designed for rail security and inspection at rail border crossings. Under a Union Pacific (UP) funded pilot program the Company designed, developed and deployed an intelligent inspection portal to provide the CBP a tool that aids customs officers in the inspection of inbound and outbound railcars. The rip™ system uses multiple proprietary technologies and sub-systems to remotely scan all railcars passing through the inspection portal, then displays stitched 360-degree views of the entire rail “consist”.

Users conduct a quick review of the pre-screened imagery and decide whether to refer specific areas of interest to field personnel for further (physical) inspection.

Panoramic View of Stitched Train Consists – Security Application

Using sensors and analytical algorithms, we pre-screen railcars and automatically detect and report anomalies and deviations from established norms. After successfully passing rigorous testing this system has now been adopted into the CBP standard concept of operation for southwestern rail border crossings and has been deployed at southwestern border locations, with a few remaining locations currently under negotiation. Similar systems have been deployed to two (undisclosed) locations in Mexico and are currently monitored by the Mexican subsidiary of Kansas City Southern (KCS).

After the completion of this security-centric application, we recently completed our next generation system expansion which addresses automation of the mechanical inspection for rolling stock, capable of adjusting to variable speeds of up to 70 MPH. Our comprehensive Intelligent Rail Inspection Portal incorporates our proprietary Vehicle Undercarriage Examiner (vue™), in addition to other technologies, and is a “game changer” for the rail industry. Utilizing centraco® as the system interface, the user accesses a variety of features enabling remote inspection, analysis and detection from the safety of remote command centers. Images containing detailed views of areas of concern, determined to be “potentially suspicious”, are automatically presented to a human operator for further inspection.

Rail Inspection Portal

Ultra-High Definition Undercarriage Image at 46 MPH	Illegal Riders Hiding in a Rail Hopper Car. Detected Automatically at Speed of 46 MPH
Rail Car Truck-Live Image Taken at High Speed

Modified Application for Remote Mechanical Inspection at High Speed

Truck Springs Geometry – Simultaneously Measured on Opposing Sides of Car at High Speed

Automatic Detection of Missing Bolt at High Speed

The development and field-testing of the core application were completed successfully during the third quarter of the 2016 fiscal year. After an extensive Request for Proposal (“RFP”) process, we received a contract award in early 2016 to deploy our technology at a live site from CSX Transportation, one of North America’s Class I railroads. The award is a “real-time test run” in anticipation of adapting our technology as a process standard. We received a similar award from Ferromex, Mexico’s largest rail operator mid-year 2016. Both systems were completed, delivered, and the Ferromex system is currently in production.  In addition, CN, one of the largest North American freight carriers, ordered seven new rail inspection portals of which four are in operation and undergoing acceptance testing with the additional three expected to be deployed in the first six months of 2019.

Our rip™ application provides the following modules for automated analysis, detection and inspection:

•

Linear Panorama Generator;

•

Automated Detection of Open Doors;

•

Automated Detection of Open/Missing Hatches;

•

Train Rider Detection System (trids™);

•

Under Vehicle Inspection with Foreign Object Detection (vue™);

•

Gondola Car Inspection System;

•

Pantograph Inspection System (apis™); and

•

3D modeling using LIDAR technology for Transit platform intrusion detection (under development).

We were commissioned in 2018 to develop a further 10 algorithmic detection modules for automatic discovery of additional anomalies.  These are expected to be operational in 2019 and will be further enhanced using the truevue360 development platform.

Utilizing the centraco® command and control platform as the system interface, the user accesses a variety of features enabling remote inspection, analysis and detection from the safety of remote command centers. Images containing detailed views of areas of concern, determined to be “potentially suspicious”, are automatically presented to a human operator for further inspection. Users conduct a quick review of the pre-screened imagery and decide whether to refer specific areas of interest to field personnel for further (physical) inspection and/or repair.

The system also resolves the particularly difficult process of inspecting railcar undercarriages by providing high resolution images of the entire undercarriage. The system is designed to help streamline the physical inspection process by narrowing the number of inspection targets down to cars with “potential” anomalies. Consequently, the detection sensitivity is intentionally set to err on the safe side to avoid false negatives. Our customers are in the process of awarding the development of a significant number of detection algorithms, which combined with our Inspection Portal technology, will eventually facilitate full automation of the mechanical inspection process. We believe we are well positioned to capture a significant portion of this phase of the automation process.

We also adapted our inspection portal technology to the retail industry and have recently deployed a complete gatehouse automation system with a national footprint for Kohl’s department stores to automate in and outbound traffic controls at their nine distribution centers. The systems were deployed in 2018 and are now operational.

We received an award from the New York City Transit (NYCT) to develop a pilot system using our intelligent technology to automatically detect intrusions to their passenger platform tracks. NYCT plans to deploy technology to their 470+ transit stations to minimize derailments caused by objects falling onto their tracks. We participated in multiple proof of concept trials during 2018 and we continue to further refine and develop our offerings and continue to work with NYCT’s governing agency, the Metropolitan Transportation Authority (MTA) to further progress this large potential contract.

We also received an award from a large regional bank with a national footprint for the implementation of headquarters and branch security at 19 locations using our intelligent technology platforms.  This project contributed to revenue during 2018 with the majority of revenues expected to be recorded in 2019.

IT Asset Management

Our IT Asset Management (ITAM) division is dedicated to the mission of developing, marketing and delivering software and professional services to the world’s largest data centers. The focus of its technology and knowledgebase evolved out of our core strength in collecting and analyzing data on assets resident within these large data centers. Over the next three years, the Company plans to further develop its software and service offerings, and market these solutions for the growing ITAM market place either as a standalone asset management solution or in conjunction with comprehensive Datacenter Infrastructure Management (DCIM) solutions from other vendors. Our ITAM offerings give the ability to bridge the gap between critical IT assets and facilities infrastructure.

Using proprietary patented methodology, the Company surveys and audits large data centers by physically identifying each piece of equipment and its location. By scanning all devices into our proprietary system and providing the client with a report detailing type, quantity and location of its IT assets, (racks, servers, network cards, power supplies, etc.), this system/service provides our clients with the ability to verify their own internal records.

In 2018 we released a new software platform, dcVue, a newly developed software application for use by the Company’s services professionals to do data collection and auditing at the largest data centers.  The product was in beta testing throughout the latter half of 2018 and is scheduled to be marketed as a licensed product starting in the second quarter of the 2019 fiscal year.

In line with the Company’s philosophy of integration with existing systems, the design of our process methodology and related software mean that we are able to work with almost any other DCIM provider. Specifically, the Company will focus on the asset management requirements of our clients and partners within specific geographic locations that will allow the Company to balance its investment requirements with income potential to develop a sustainable business in this division. The Company has selected this specific application of its technology to seek revenue opportunities that are readily available in an identified market. We generate profits from this division by maintaining a low level of “bench” staff and hire independent consultants as we are awarded business opportunities. We expect that this will generate revenues from software sales and maintenance starting in Q2 2019.

Specific Areas Of Competition

Since inception, we have implemented a strategy of diversification to mitigate the potential vulnerabilities experienced by companies with a narrow business scope. We believe many public companies in the micro- and nano-cap ecosystem suffer major challenges due to their lack of diversification, and their single product strategy has made many of these companies irrelevant in the market place.

During the past several years, we have made considerable investments in, and have successfully developed, our two core technology platforms, praesidium® and centraco®.

praesidium® is an open architecture, modular engine that manages an unlimited number of “back end” process and analytics frameworks. In addition to driving our own proprietary sensor and data analytics, this core technology also allows for the integration of an unlimited number of third-party technologies, systems and sub-systems. Third-party industry or task-specific processes are modularized and embedded into the praesidium® engine, thereby substantially expanding the functionality of such third-party system. While we believe most companies tailor their products and services to a specific industry, this core platform is “industry agnostic” which we believe will allow us to penetrate multiple industries. Our past and current concentration on specific target markets such as rail, retail, healthcare, utilities, chemical, gas, oil and government has enabled us to test the markets with our innovative technology solutions. Our praesidium® platform competes currently with the following sector specific companies:

Intelligent Video Analytics	Rail Inspection Portal

Security	Mechanical	Security
Agent Video Intelligence Ltd. Agent VI (Israel)	Trimble Inc. (Acquired Beena Vision Systems Inc.)	No direct competition at this time (1)
Robert Bosch GmbH, Germany	Lynx Engineering Consultants Pty Ltd (LYNXRAIL) - Australia (Tracks, wheels and wayside only)	Beena Vision (development stage, just entering the market place)
Sight Logix, Inc.
IntelliVision Technologies Corp (USA)
Avigilon Corporation (Video IQ)	KLD Labs Inc. (Tracks, wheels and wayside only)
MERMEC S.p.A - Italy Tracks, wheels and wayside only)

(1)

We believe we are the first to develop the concept of an intelligent rail inspection portal used for comprehensive inspection of security threads and at this time we are unaware of any competitor in this sector. Recently, the AAR, through its technology research subsidiary TTCI, has engaged us to adapt our security portal technology to an automated mechanical inspection system. We are currently in stage 2 of 3 of this development. We believe our potential competitors in this area are currently focusing chiefly on the inspection of wheels, bearings, breaks and track alignment. We expect that any competitor interested in expanding their inspection technologies to the ones we have developed over the past four years would require at least 2-3 years of research and development before being able to produce similar systems for real time testing. We believe the testing cycle will take at least an additional 1-2 years for potential competition. The AAR/TTCI is currently conducting beta testing only with our systems. Similarly, the CBP (US Customs and Border Protection) and Union Pacific Railroad are using our systems as their only security inspection infrastructure at the US border.

centraco® is an open architecture aggregator and “fusion” engine which functions as a comprehensive “front end” user interface. This framework combines our proprietary modules with an unlimited number of 3rd-party technologies. In addition to a wide range of proprietary embedded features, such as video management (VMS), alarm management (AMS), LDAP network access credentialing and many more, centraco® intelligently manages unlimited types of data sources and allows control and monitoring of this wide array of sensors and data from a single unified interface. This platform includes both the traditional Physical Security Information Management (PSIM) systems, as well as, a full-scale Enterprise Information Management System (EIMS). We believe we are at an advantage because none of our competitors’ product offerings include both PSIM and EIMS, nor do any of the competing products allow for the integration of embedded engineered solutions. Our competitors in this area include:

PSIM
• Qognify (Formerly NICE)	• CNL
• VidSys	• Proximex
• IDV/Everbridge	• Axxon

We believe the PSIM market is rapidly expanding and we expect that capability requirements will substantially increase. Companies increasingly require expanded capabilities to justify the investment in their digital infrastructure for use by multiple corporate disciplines (security, building management, IT and network access control management).

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of our applications and technology solutions, both within our existing geographic reach and through geographic expansion, as well as expansion through strategic acquisitions.

Organic Growth

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with feature rich applications, and the development of new and enhanced technology solutions. We plan to augment such growth with strategic relationships both in the business development and research development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements, as well as, potential geographical expansion into international territories.  The launch of our AI software systems through our TrueVue360 subsidiary is another building block of this strategy.

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The decision-making process includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include evaluating the potential acquisition target’s customer base, stage of technology and merger or acquisition cost as compared to market conditions.

Manufacturing and Assembly

The Company streamlines its manufacturing by outsourcing component manufacturing to qualified fabricators. On-site installations are performed using a combination of in-house project managers/engineers and specialist sub-contractors as necessary. We maintain responsibility for the system implementation, servicing and tech support for our solutions. Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control of our engineers. If not manufactured internally, we generally rely on third party manufacturing partners to produce our hardware related components and hardware products and we may involve our internal manufacturing operations in the final assembly, testing and quality control processes for these components and products. We distribute most of our hardware products either from our facilities or partner facilities. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply or such sources are readily available.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and full-time contractors. Internal development allows us to maintain technical control over the design and development of our products. We have several United States and foreign patents and patent-pending applications that relate to various aspects of our products and technology. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings.  In late 2018, we increased our expenditures on R&D staffing in anticipation of the launch of our AI software systems through TrueVue360.

Government Regulations

The Company has been working with various agencies of the federal government for more than 10-years including the Department of Homeland Security (“DHS”). Our video analytics are DHS “Safety Act” certified, and the majority of our staff is Chemical Facility Anti-Terrorism Standards (CFATS) certified. The Company’s Homeland Security solutions include sophisticated remote systems that combine and synchronize a myriad of sensing technologies, wireless communications, and innovative intelligent sensor applications.

Intellectual Property

Our business is significantly based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop our technologies, solutions and products. We have developed a broad portfolio of intellectual property that covers our application software as well as the sensor and data acquisition process of our security and inspection analytics platforms. During 2018 we were granted a new patent for our Linear Speed Sensor and as of December 31, 2018, we now have 10 patents and 20 trademarks issued or granted by the United States Patent and Trademark Office (USPTO) and we have 1 pending patent application with the USPTO.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our products and other intellectual property. We typically own the copyright to our software code, as well as the brand or title name trademark under which our products are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States.

As discussed in the risk factors section herein, we may face allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights.

Properties

At this time, we do not own any real property. The Company has two operating lease agreements for office and warehouse space of approximately 12,708 square feet located in Jacksonville, Florida. On March 8, 2016, the current lease was amended commencing on May 1, 2016 and ending on October 31, 2021. Rental expense for the months of March 2016 through May 2016 were $0, followed by monthly rent of $14,816 (including operating cost and taxes) effective the month of June 2016. The rent is subject to an annual escalation of 3%, beginning May 1, 2017.  The Company entered a new lease agreement of office and warehouse space on June 1, 2018 and ending May 31, 2021.  This additional space allows for resource growth and engineering efforts for operations before deploying to the field.

Rental expense for the office lease during 2018 and 2017 was $209,389 and $174,878, respectively.

Legal Proceedings

On July 12, 2018 the Company filed an action against one of the Company’s vendors (the “Vendor”). The Vendor supplied a component that was subsequently determined by the Company’s engineering staff to not meet the stated criteria for implementation and did not meet the Vendor’s own stated technical specifications. Attempts to resolve the situation with the Vendor directly were not successful. On January 15, 2019, the Company elected to not pursue the case further due to cost of legal proceedings versus the likely recovery. Both companies have dismissed the claims against each other and the matter is now closed.

Other than the matter described above, to the best of management knowledge, there is no other action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Employees

We have a current staff of 55 employees, the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Available Information

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge through our Internet website (http://www.duostech.com) as soon as practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. Except as otherwise stated in these documents, the information contained on our website or available by hyperlink from our website is not incorporated by reference into this report or any other documents we file, with or furnish to, the Securities and Exchange Commission.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following is a list of our executive officers and directors. All directors serve one-year terms or until each of their successors are duly qualified and elected or his earlier resignation, removal or disqualification. The officers of the Company are elected by the Board.

Name	Age	Position
Gianni B. Arcaini	70	Chairman, Chief Executive Officer, President
Adrian G. Goldfarb	61	Chief Financial Officer, Executive Vice President, Director
Connie L. Weeks	61	Chief Accounting Officer, Executive Vice President
Alfred J. (Fred) Mulder(1)	75	Director
Blair M. Fonda(2)	53	Director
Kenneth Ehrman(3)	50	Director

———————

(1)	Member of the Audit Committee and Compensation Committee.
(2)	Chairman of the Audit Committee and member of the Compensation Committee
(3)	Chairman of the Compensation Committee and Nominating Committee

Gianni B. Arcaini, Chairman, Chief Executive Officer and President

Mr. Arcaini, has been the Chairman of the Board, Chief Executive Officer and President since April 1, 2015, and held the same positions with our subsidiary, Duos Technologies, Inc. since 2002. Prior to his involvement with Environmental Capital Holdings, Inc., a predecessor of the Company, Mr. Arcaini spent over 10 years in various executive capacities with Robex International, a joint venture of Royal Volker Stevin, Royal Bijenkorf and the Westland Utrecht Bank, ultimately acquiring the Robex International in a management buyout after having expanded its operations into the United States.

Mr. Arcaini completed his early education at a Jesuit Boarding school in Austria and Germany, and graduated from a state business school in Frankfurt, Germany. He is fluent in German, Dutch, Italian, Spanish and English.

The Board believes Mr. Arcaini has significant experience in the Company’s industry, a deep knowledge of our business and customers and contributes a perspective based on his many years of involvement with our company which will be of great value to the Company as it grows. Mr. Arcaini is also the visionary leader of the Company and is personally involved in creating the initial design of our technologies prior to implementation by our research and development teams.

Adrian G. Goldfarb, Chief Financial Officer, Executive Vice President and Director

Mr. Goldfarb has served as a Director since April 2010. Effective July 1, 2012, he was appointed as President and Chief Financial Officer of Information Systems Associates, Inc., which merged with Duos Technologies, Inc in April 2015 upon which he agreed to continue serving the merged company, Duos Technologies Group, Inc., as Chief Financial Officer and Director. Mr. Goldfarb also currently serves as a non-Executive Chairman of Gelstat Corporation, a public company engaged in the development, manufacturing and marketing of homeopathic and natural supplements. Mr. Goldfarb is a 35-year technology industry veteran including more than 25 years in information technology. Mr. Goldfarb graduated “cum laude” with a business degree specializing in Finance from Rutgers University, Newark, NJ.

The Board believes Mr. Goldfarb’s significant experience in financial stewardship of small public companies will be of great value to the Company as it grows.

Connie L. Weeks, Chief Accounting Officer, Executive Vice President

Ms. Weeks has over 35 years of accounting experience and is responsible for all aspects of financial reporting, internal controls, and cash management. She has been a key member of the Company for over 30 years and now serves as Chief Accounting Officer, Executive Vice President.

Alfred J. (Fred) Mulder, Director

Mr. Mulder was appointed as a Director on April 1, 2015 and serves as both the Chairman of the Compensation Committee and member of the Audit Committee. From June 2006 to April 2015, he served as a Director with our subsidiary Duos Inc. He is an independent consultant (M&A / Corporate Finance) and investor in various companies in the USA and Europe, including DTI. Between 2001 and 2013, Mr. Mulder served as Executive Chairman of the Board of LBI International N.V. and from 2009 until 2014 as non-executive member of the board of W.P. Stewart in New York. He also serves as Chairman of the Investment Committee of Nethave N.V. (ICT Technology), Berghave N.V. (Turnaround/reshaping funding) and the Pension Fund of Radio Holland N.V. In 1993, Mr. Mulder was co-founder and became Chairman and Managing Director of Greenfield Capital Partners N.V., an independent private equity and corporate finance group headquartered in The Netherlands. From 1981 to 1993, he held positions of Managing Director, Chief Executive Officer of Transmark Holding B.V. and Managing Director of Pon Holdings B.V. and subsequently was a non-executive board member of companies such as HAL Investments N.V. (the holding company of Holland America Line), Pon Holdings B.V., and Transmark Holding B.V., Meulenhoff en Co N.V., SAIT Radio Holland SA, Lacis Communication N.V., Meijn Processing Industrie B.V., and CapCorp Investments N.V.

Mr. Mulder obtained his PMD in 1973 from the Harvard Business School, with special emphasis on Marketing and Corporate Strategy.

The Board believes Mr. Mulder’s extensive background in international business will allow him to assist the Company as it grows. Mr. Mulder serves as a liaison with the Company’s European based shareholders.

Blair M. Fonda, Director

Mr. Fonda was appointed as a Director on May 3, 2017 and serves as Chairman of the Audit Committee and a member of the Compensation Committee. Since 2013, Mr. Blair Fonda has served as the Chief Financial Officer of Emergent Financial Partners (“EFP”). EFP is an accounting and consulting services firm which offers financial consulting services to businesses and organizations throughout the United States and the Caribbean Islands. From 2013 to 2016, Mr. Fonda was contracted through EFP to serve as the outside Chief Financial Officer of Mountainstar Capital Engagement, a private equity and commercial real estate company. From 2007 to 2013, Mr. Fonda served as the Vice President and Controller of the Hospitality Division of Gate Petroleum, an owner and operator of convenience stores, resorts, construction and real estate operations throughout the United States. Mr. Fonda has previously served as Controller for Enterprise Rent-a-Car. Mr. Fonda is a Certified Public Accountant (CPA).

The Board believes that Mr. Fonda’s education and background qualify him as a financial expert. He has extensive and directly applicable accounting experience qualifying him to serve as Chairman of the Audit Committee.

Kenneth Ehrman, Director

Mr. Kenneth Ehrman currently serves as an independent consultant to several high-technology companies in supply chain/logistics and transportation. Mr. Ehrman advises technology companies focused on solutions for these industries and joins the Company with a strong background in technology. As an innovator in intelligent machine-to-machine (“M2M”) wireless technology and industrial applications of the Internet of Things (“IoT”), Mr. Ehrman has been awarded more than 20 patents in wireless communications, mobile data, asset tracking, power management, cargo and impact sensing, and connected car technology. Mr. Ehrman previously served as Chief Executive Officer of I.D. Systems, Inc. (“IDS”), a company he founded in 1993 as a Stanford University engineering student, pioneering the commercial use of radio frequency identification (“RFID”) technology for industrial asset management. Under Mr. Ehrman’s leadership, IDS began trading on the NASDAQ in 1999 and was named one of North America’s fastest growing technology companies by Deloitte in 2005, 2006, and 2012. During his tenure at IDS, Mr. Ehrman received multiple awards, including Deloitte Entrepreneur of the Year and Ground Support Worldwide Engineer/Innovator Leader. He also served on the Board of Financial Services, Inc. from 2012-2016 before it was successfully sold to a large financial software company.

The Board believes that Mr. Ehrman’s management experience, engineering expertise and long history and familiarity with industries the Company currently operates in, makes him ideally qualified to help lead the Company towards continued growth.

Key Employees

David Ponevac, Senior Vice President, Chief Technology Officer of Operating Subsidiary Duos Technologies, Inc.

Mr. Ponevac brings 14 years of software engineering experience, concentrating on web and mobile environments, where he has leveraged his considerable expertise in Objective-C, Java, C#, PHP and many other scripting languages. Mr. Ponevac began his tenure at DTI as the Director of Front-end Application Development, where his successes led to being appointed Chief Architect of centraco®, the Company’s flagship customer facing software suite.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Committees

We have established an audit committee and a compensation committee. Each committee has its own charter. Each of the board committees has the composition and responsibilities described below.

Audit Committee

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the “Exchange Act”). Blair M. Fonda is a member of the Audit Committee and serves as its Chairman. Alfred J. (Fred) Mulder is a member of the Audit Committee. Both Mr. Fonda and Mr. Mulder are “independent” within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Our Board has determined Mr. Fonda is an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;
•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

Compensation Committee

Alfred J. (Fred) Mulder and Kenneth Ehrman are members of the Compensation Committee. Mr. Ehrman serves as Chairman. Messrs. Mulder and Ehrman are “independent” within the meaning of the NASDAQ Stock Market Rules. Messrs. Mulder and Ehrman each qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee assists the Board of Directors in the discharge of its responsibilities relating to the compensation of the Board of Directors and our executive officers. Mr. Fonda also serves as a member of the Compensation Committee.

The Committee’s compensation-related responsibilities include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;
•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•

determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;
•

reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance Committee

Mr. Ehrman serves as sole member and Chairman of the Nominating and Corporate Governance Committee. Mr. Ehrman is “independent” within the meaning of the NASDAQ Stock Market Rules. The purpose of the Nominating and Corporate Governance Committee is to recommend to the Board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles and oversee the performance of the Board.

It is anticipated that the Committee’s responsibilities include:

•	recommending to the board of director’s nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;
•	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;
•	overseeing the administration of the Company’s Code of Ethics;
•	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;
•

the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;
•	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and
•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the last two fiscal years, which was awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock ($)	Options ($)		Other Comp. ($)		Total ($)

Gianni B. Arcaini,	2018	249,260	183,386	(1)	—	144,384	(2)	27,116	(3)	604,146
Chairman of the Board, Chief Executive Officer, President, Director (PEO)	2017	226,600	38,846		—	—		26,895	(4)	292,341

Adrian G. Goldfarb,	2018	175,000	5,000		—	54,272	(5)	5,625	(6)	240,397
Chief Financial Officer, EVP, Director (PFO)	2017	152,083	—		—	—		—		152,083

Connie L. Weeks,	2018	148,338	14,451		—	54,272	(7)	—		217,061
Chief Accounting Officer, EVP	2017	120,000	—		—	—		—		120,000

Noel Heiks,	2018	145,833	25,000		—	21,860	(8)	—		192,693
President and Chief Operating Officer of Duos Technologies, Inc.	2017	—	—		—	—		—		—

———————

(1)

Represents an amount equal to 1% of annual revenues to which Mr. Arcaini is entitled under the terms of his employment and taxes paid on the behalf of Mr. Arcaini for conversion of previously deferred compensation into common stock.

(2)	Option compensation is the fair market value of 705,000 options granted to Mr. Arcaini which are fully vested.
(3)	Comprised of $18,000 per annum car allowance, $2,962 and $6,154 in Company paid membership dues and subscriptions, respectively.
(4)	Comprised of $18,000 per annum car allowance, $2,741 and $6,154 in Company paid membership dues and subscriptions, respectively.
(5)	Option compensation is the fair market value of 265,000 options granted to Mr. Goldfarb which are fully vested.
(6)	Comprised of $5,625 per annum car allowance.
(7)	Option compensation is the fair market value of 265,000 options granted to Ms. Weeks which are fully vested.
(8)

Option compensation was the fair market value of 200,000 options granted to Ms. Heiks of which 100,000 options were fully vested. Ms. Heiks resigned from Duos effective April 1, 2019 and all options granted have been rescinded.  She will continue as a paid consultant for a short period.

Outstanding Equity Awards at December 31, 2018

There were no outstanding equity awards to any of our Named Executive Officers during the year ended December 31, 2018.

2016 Equity Plan

On March 11, 2016, the Board adopted, subject to the receipt of stockholder approval which was received on April 21, 2016, the 2016 Equity Incentive Plan (the “2016 Plan”) providing for the issuance of up to 228,572 shares of our common stock. The plan was subsequently modified with shareholder approval on January 18, 2018 to increase the total maximum amount issuable under the plan to 2,500,000 shares of common stock. The purpose of the Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders. As of April 5, 2019, 2,500,000 shares of common stock have been approved for issuance under the 2016 Plan of which 2,362,000 shares of common stock have been issued.

Administration

The 2016 Plan is administered by the Compensation Committee of the Board, which currently consists of two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the compensation committee has complete discretion, subject to the express limits of the 2016 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements and may prescribe rules relating to the 2016 Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the 2016 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards

The 2016 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We have reserved a total of 228,572 shares of common stock for issuance as or under awards to be made under the 2016 Plan. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2016 Plan.

Currently, there are sixteen identified employees (including three executive officers and directors), three non-employee directors, and up to twenty other current or future staff members who would be entitled to receive stock options and/or shares of restricted stock under the 2016 Plan. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2016 Plan as well. On April 23, 2018, 2,242,000 options were granted.

Stock Options

The 2016 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”); the stockholders approved the 2016 Plan at the annual meeting as previously described. Stock options may be granted on such terms and conditions as the compensation committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our company or a parent or subsidiary of our company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our common stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights

A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2016 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

Performance Shares and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of common stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the compensation committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of common stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our common stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Amendment and Termination

The compensation committee may adopt, amend and rescind rules relating to the administration of the 2016 Plan, and amend, suspend or terminate the 2016 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2016 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2016 Plan so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Code Section 162(m).

Director Compensation

Each independent director was entitled to receive $15,000 per annum for service on our Board in 2018. In addition, Chairmen of committees are awarded an additional $5,000 per annum in compensation in connection with their service in such capacity.

The following table summarizes data concerning the compensation of our non-employee directors for the year ended December 31, 2018.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Blair Fonda (1)	20,000	—	13,160	—	—	—	33,160
Alfred J. (Fred) Mulder (2)	20,000	—	24,580	—	—	—	44,580
Kenneth Ehrman (3)	—	—	—	—	—	—	—

———————

(1)	Blair Fonda was appointed to the board on May 3, 2017 and currently serves as Chairman of the Audit Committee.
(2)

Fred Mulder serves as a director and was appointed as Chairman of the Compensation Committee upon the resignation of John Giles. Mr. Mulder has since stepped down and Chairman of the Compensation Committee.

(3)	Kenneth Ehrman was appointed to the board in January 2019 and assumed responsibility of Chairman of the Compensation Committee, and was not awarded any compensation in 2018.

Employment Agreement with Gianni B. Arcaini

Prior to the effectiveness of the Merger, DTI and Gianni B. Arcaini entered into an employment agreement (the “Arcaini Employment Agreement”) dated May 1, 2003, as subsequently amended on February 10, 2004 and February 12, 2007, pursuant to which Mr. Arcaini served as Chief Executive Officer, President and Chairman of DTI. The Arcaini Employment Agreement has continued in effect following the Merger. Under the agreement, Mr. Arcaini is paid an annual salary of $226,600 and a car allowance of $18,000 per annum. In addition, as incentive-based compensation, Mr. Arcaini is entitled to 1% of annual gross revenues of DTI. However, in order to conserve cash flow, since January 2008, Mr. Arcaini has been deferring a part of his compensation and, as of December 31, 2017, such deferred amount including accrued interest totaled an aggregate of $28,669 after foregoing $700,543 in deferred compensation. The Arcaini Employment Agreement had an initial term that extended through April 30, 2006, subject to renewal for successive one-year terms unless either party gives notice of that party’s election to not renew to the other at least 60 days prior to the expiration of the then-current term. The Arcaini Employment Agreement remains in effect through December 31, 2019. The Arcaini Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect. It is anticipated that Mr. Arcaini’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control

Our employment agreement with Mr. Arcaini, our Chief Executive Officer, provides incremental compensation in the event of termination, as described herein. Generally, we currently do not provide any severance specifically upon a change in control nor do we provide for accelerated vesting upon change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 11, 2019, our authorized capitalization was 500,000,000 shares of common stock $0.001 par value per share. As of the same date, there are 24,635,952 shares of our common stock issued and outstanding. Our common stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth, as of April 11, 2019, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned. The address of our directors and officers is c/o Duos Technology Group, Inc., at 6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216.

Name and Address of Beneficial Owner(1)	Outstanding Common Stock(2)	Percentage of Ownership of Common Stock(3)
5% Beneficial Shareholders
First Eagle Investment Management, LLC 1345 Avenue of the Americas, 48th Floor New York, NY 10105 (4)	4,000,000	17.40%
Alpha Capital Anstalt Lettstrasse 32, FL-9490 Vaduz Furstentums, Liechtenstein	2,063,071	9.62%
Justin W. Keener 3960 Howard Hughes Parkway Las Vegas, NV 89169 (5)	2,098,614	9.99%
AIGH Capital Management 6006 Berkeley Avenue Baltimore MD 21209 (6)	1,200,279	5.71%
Pessin Family Holdings 500 Fifth Avenue, Suite 2240 New York, NY 10110 (7)	2,675,402	11.20%
Catalysis Partners, LLC 610 Main Street Venice, CA 90291 (8)	1,754,602	8.30%
5% Beneficial Shareholders as a Group	13,791,968	62.22%

Officers and Directors
Gianni B. Arcaini(9)	2,478,559	9.47%
Adrian G. Goldfarb(10)	523,448	2.09%
Alfred J. (Fred) Mulder(11)	130,892	* %
Blair M. Fonda(12)	126,459	* %
Kenneth Ehrman(13)	120,000	* %
Connie Weeks(14)	265,000	1.06%
Officers and Directors as a Group (6 persons)	3,338,172	14.5%

———————

*Denotes less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13D-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.
(2)	The shares in the table have been listed in accordance with 13-G filings made by the individual investors.
(3)

The percentages in the table have been calculated based on treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

(4)	To the best of our knowledge, the organization who hold voting and dispositive control over the shares beneficially owned by First Eagle Investment Management is 21 April Fund, LLC.

(5)

Mr. Justin Keener beneficially holds 9.99% of the Company’s issued and outstanding Common Stock. To the best of our knowledge, Mr. Keener holds (i) 804,115 shares of Common Stock, (ii) warrants to purchase 6,210,526 shares of Common Stock and (iii) 1,125 shares of Series B Convertible Preferred Stock, par value $0.001 per share, convertible into 2,250,000 shares of Common Stock. However, the aggregate number of shares of Common Stock into which the warrants are exercisable and which Mr. Keener has the right to acquire beneficial ownership, and the number of shares of Common Stock into which the Preferred Stock is convertible and which Mr. Keener has the right to acquire beneficial ownership, is limited to the number of shares of Common Stock that, together with all other shares of Common Stock beneficially owned by Mr. Keener, does not exceed 9.99% of the total outstanding shares of Common Stock.

(6)

AIGH LP’s General Partner and president of AIGH LLC is Mr. Orin Hirschman. These 1,200,279 shares beneficially owned by Mr. Hirschman excludes warrants to purchase 2,000,000 shares of common stock not exercisable because the reporting person’s beneficial ownership is above 4.99%.

(7)

Consists of (i) 625,402 shares of Common Stock owned by Norman H. Pessin, (ii) 1,000,000 shares of Common Stock owned by Sandra F. Pessin, and (iii) 1,050,000 shares of Common Stock owned by Brian L. Pessin.

(8)

Consists of (i) 1,554,602 shares of Common Stock and (ii) 200,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock held by Catalysis Partners LLC, of which Francis Capital Management, LLC is the investment manager and general partner. John Francis is the Managing Member of Francis Capital Management LLC.

(9)

Mr. Arcaini has voting and investment control of the following shares: 700,543 shares of Common Stock, 700,543 warrants to purchase shares of Common Stock with an exercise price of $1.00 per share which are currently exercisable and 705,000 options to purchase Common Stock with an exercise price of $1.00 per share which are currently exercisable; 134,251 shares of Common Stock held in the name of Robex International, Inc., a Florida corporation in which Mr. Arcaini owns 95% and has sole dispositive voting power over such shares; 118,875 shares of Common Stock and 118,875 warrants to purchase Common Stock with an exercise price of $1.00 per share which are currently exercisable; and 472 shares of Common Stock currently held in his wife’s name.

(10)

Mr. Goldfarb owns 64,949 shares of Common Stock, 179,179 warrants to purchase shares of Common Stock with an exercise price of $0.65, 34,020 warrants to purchase shares of Common Stock with an exercise price of $1.00 per share and, 14,320 warrants to purchase shares of Common Stock with an exercise price of $9.45 per share all of which are currently exercisable and 265,000 options to purchase Common Stock with an exercise price of $1.00 per share which are currently exercisable.

(11)	Includes 38,142 shares of Common Stock.
(12)

Blair Fonda is a Director and serves as Audit Committee Chairman. Includes 6,459 shares of Common Stock and options to purchase 60,000 shares of Common Stock with an exercise price of $1.00 per share which are currently exercisable.

(13)	Kenneth Ehrman was granted 120,000 options to purchase shares Common Stock with an exercise price of $1.00 per share. None of these options are vested and currently are not exercisable by Mr. Ehrman.
(14)	Includes 265,000 options to purchase shares of Common Stock with an exercise price of $1.00 granted to Ms. Weeks which are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 1, 2012 the Company entered into independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida company, owned by our Chief Technology Officer, David Ponevac. The Services Agreement provides that Luceon will provide support services including management, coordination or software development services and related services to Duos from time to time.

On January 24, 2016, the wife of the CEO loaned the Company an additional $20,000 at an annual percentage rate of 8% and repayable by the Company when sufficient funds are available. The Company made payment in full on November 27, 2017. The total principal due at December 31, 2017 and 2016 was zero and $56,500, respectively.

On January 28, 2016, the CFO loaned the Company $30,000, accruing interest at 8% per annum which is repayable by the Company when sufficient funds are available. On November 24, 2017, the Company and CFO agreed to convert $30,000 plus the accrued interest balance of $4,020 for 34,020 shares of common stock. At December 31, 2017 and 2016, the outstanding loan balance was zero and $31,973, respectively.

On July 19, 2016, the Company received a $60,000 loan less fees of $75 for a related party loan with proceeds of $59,925 from the Company’s CEO. The promissory note carries an annual interest rate of 7.99% with a monthly installment payment of $1,052 through July 19, 2022. As of December 31, 2017 and 2016, the outstanding balance was $48,215 and $56,613, respectively.

In connection with the closing of the Company’s Private Offering of common stock and warrants to purchase shares of the Company’s common stock on November 24, 2017, (i) Gianni B. Arcaini, the Chief Executive Officer, converted $700,543 of accrued salary into 700,543 shares of the Company’s common stock at $1.00 per share and was issued 700,543 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the grant date; and (ii) Adrian G. Goldfarb, the Chief Financial Officer of the Company, converted $34,020 of liabilities into 34,020 shares of the Company’s common stock at $1.00 per share and was issued 34,020 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the grant date.

Policy on Future Related Party Transactions

The Company requires that any related party transactions must be approved by a majority of the Company’s independent directors.

DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Florida Business Corporation Act relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

The Company is authorized to issue an aggregate number of 510,000,000 shares of capital stock, of which 10,000,000 shares are blank check preferred stock, $0.001 par value per share and 500,000,000 shares are common stock, $0.001 par value per share.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of blank check preferred stock, $0.001 par value per share. The Company has one class of preferred stock currently authorized for issuance.

Series A Convertible Preferred Stock

Effective November 24, 2017, pursuant to the Letter Agreements as discussed in the Recent Developments section herein all shares of Series A Convertible Preferred Stock were redeemed by the Company in connection with the Private Offering. As of the date hereof, there are 0 shares of Series A Convertible Preferred Stock issued and outstanding.

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Preferred”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock (the “Series B Preferred Certificate of Designation”) filed herewith.

General. Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of our preferred stock, par value $0.001 per share.

Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. When issued, the shares of Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable.

Rank. The Series B Convertible Preferred Stock will rank senior to our common stock to the extent of its liquidation preference of $1,000 per share (the “Stated Value”).

Conversion. Each share of the Series B Preferred is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, into that number of shares of common stock determined by dividing the sum of (i) the Stated Value of such shares of Series A Preferred and (ii) the accrued and unpaid dividends per share by the conversion price of $0.50 (the “Conversion Price”).

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series B Preferred then outstanding shall be entitled to participate on an as-converted-to-Common Stock basis (without giving effect to the Beneficial Ownership Limitation) with holders of the Common Stock in any distribution of assets of the Corporation to the holders of the Common Stock.

Voting Rights. Holders of Series B Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote.  In addition, as long as the Series B Preferred remains outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event senior to, or otherwise pari passu with, the Series B Preferred (iii) amend its Articles of Incorporation or other charter documents in any way that may adversely affect any rights of Series A Preferred, (iv) increase the authorized shares of Series B Preferred or (v) enter into any agreement with respect to the foregoing.

Dividends. Each share of Series B Convertible Preferred Stock shall be entitled to receive, except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7 of the Series B Preferred Certificate of Designation, holders of the Series B Preferred shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if- converted-to-Common-Stock basis (without giving effect to the Beneficial Ownership Limitation)) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Certain Adjustments. The conversion price of the Series B Convertible Preferred Stock is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Additionally, if the Company sells or issues any shares of Common Stock or Common Stock Equivalents at a price per share less than the Conversion price (a “Lower-Price Issuance”) in connection with a financing where one of the purposes is to permit the Company’s Common Stock being accepted for listing on a National Securities Exchange, then for a period of 30 days after the Common Stock begins to trade on a National Securities Exchange the Conversion Price shall be reduced to the Lower Price Issuance. After the 30-day period has expired, the Conversion Price shall increase to the level immediately prior to commencement of the 30-day period.

Redemption. The holder has the right to request redemption of the Series A Preferred Stock after a period of 3 years in an amount equal to the Stated Value plus accrued and unpaid dividends.

In connection with this offering, the Company issued 2,830 shares of Series B Convertible Preferred Stock and currently we have 2,830 shares issued and outstanding.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, $0.001 par value per share. As of April 11, 2019, the Company has 24,635,952 shares of common stock outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for purposes of electing members to our board of directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of April 11, 2019, there are warrants outstanding to purchase 21,853,970 shares of our common stock of which no warrants are subject to full ratchet price protection on the exercise price potentially increasing the total number of common shares issuable upon exercise. The warrants are exercisable for a term of five years with an exercise price range of $0.55-$14.00.

Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust, 1 State Street, 30th Floor, New York, NY 10004-1561.

Florida Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Florida law and our Charter and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Florida Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares  acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

INCORPORATION BY REFERENCE

We incorporate by reference all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC. Any statements contained in this prospectus, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents that have been or that may be incorporated by reference in this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2018 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The validity of the issuance of the Common Stock hereby will be passed upon for us by Lucosky Brookman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of:

Duos Technologies Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Duos Technologies Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a net loss and net cash used in operations of $1,580,887 and $345,287 respectively in 2018 and had a working capital deficit, an accumulated deficit and a stockholders’ deficit of $469,082, $30,269,833 and $170,985 respectively at December 31, 2018. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2013

Boca Raton, Florida

April 12, 2019

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash	$1,209,301	$1,941,818
Accounts receivable, net	1,538,793	298,304
Contract assets	1,208,604	423,793
Prepaid expenses and other current assets	235,198	90,923
Total Current Assets	4,191,896	2,754,838

Property and equipment, net	204,226	65,362

OTHER ASSETS:
Software Development Costs, net	40,000	—
Patents and trademarks, net	53,871	45,978
Total Other Assets	93,871	45,978
TOTAL ASSETS	$4,489,993	$2,866,178

(Continued)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2018	2017
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,416,716	$812,618
Accounts payable - related parties	13,473	12,598
Notes payable - financing agreements	48,330	49,657
Notes payable - related parties	—	9,078
Line of credit	31,201	34,513
Payroll taxes payable	317,573	149,448
Accrued expenses	222,328	497,277
Contract liabilities	2,248,829	200,410
Deferred revenue	362,528	438,907
Total Current Liabilities	4,660,978	2,204,506

Notes payable - related party	—	39,137
Total Liabilities	4,660,978	2,243,643

Commitments and Contingencies (Note 11)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2018 and December 31, 2017, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 2,830 issued and outstanding at December 31, 2018 and December 31, 2017, convertible into common stock at $0.50 per share	2,830,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 21,082,351 and 20,657,850 shares issued, 21,075,958 and 20,654,570 shares outstanding at December 31, 2018 and December 31, 2017, respectively	21,082	20,658
Additional paid-in capital	27,397,225	26,608,823
Total stock & paid-in-capital	30,248,307	29,459,481
Accumulated deficit	(30,269,833)	(28,688,946)
Sub-total	(21,526)	770,535
Less: Treasury stock (6,393 and 3,280 shares of common stock at December 31, 2018 and 2017, respectively)	(149,459)	(148,000)
Total Stockholders' Equity (Deficit)	(170,985)	622,535

Total Liabilities and Stockholders' Equity (Deficit)	$4,489,993	$2,866,178

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2018	2017

REVENUES:
Project	$10,753,926	$1,884,079
Maintenance and technical support	1,170,215	1,127,932
IT asset management services	124,478	872,577

Total Revenues	12,048,619	3,884,588

COST OF REVENUES:
Project	6,373,684	1,487,516
Maintenance and technical support	409,316	458,960
IT asset management services	61,396	348,076

Total Cost of Revenues	6,844,396	2,294,552

GROSS PROFIT	5,204,223	1,590,036

OPERATING EXPENSES:
Selling and marketing expenses	289,140	179,318
Salaries, wages and contract labor	4,299,799	3,098,782
Research and development	488,694	310,099
Professional fees	245,033	393,531
General and administrative expenses	1,451,461	1,051,799

Total Operating Expenses	6,774,127	5,033,529

INCOME (LOSS) FROM OPERATIONS	(1,569,904)	(3,443,493)

OTHER INCOME (EXPENSES):
Interest Expense	(17,180)	(4,519,035)
Gain on settlement of debt	—	64,647
Warrant derivative gain	—	2,743,686
Other income, net	6,197	1,719

Total Other Income (Expense)	(10,983)	(1,708,983)

NET INCOME (LOSS)	(1,580,887)	(5,152,477)

Series A preferred stock dividends	—	(17,760)

Net income (loss) applicable to common stock	$(1,580,887)	$(5,170,237)

Basic Net Income (Loss) Per Share	$(0.08)	$(1.43)
Diluted Net Income(Loss) Per Share	$(0.08)	$(1.43)

Weighted Average Shares-Basic	20,796,132	3,606,401
Weighted Average Shares-Diluted	20,796,132	3,606,401

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2018 and 2017

	Series B				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Treasury
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	Stock	Total
Balance December 31, 2016	—	$—	1,892,020	$1,892	$18,141,629	$(23,518,709)	$(148,000)	$(5,523,188)

Common stock issued for settlement of accounts payable	—	—	359,650	360	214,640	—	—	215,000
Promissory notes settled by issuance of common stock	—	—	1,741,637	1,742	945,524	—	—	947,266
Issuance of origination shares (JMJ)	—	—	1,500,000	1,500	748,500	—	—	750,000
Officer salary settled for common stock	—	—	700,543	701	699,842	—	—	700,543
Series A preferred stock dividends	—	—	—	—	—	(17,760)	—	(17,760)
Issuance of common stock	—	—	14,464,000	14,464	7,217,536	—	—	7,232,000
Warrant liability extinguished	—	—	—	—	95,760	—	—	95,760
Stock issuance costs	—	—	—	—	(1,454,610)	—	—	(1,454,610)
Series B convertible preferred stock issued for cash	1,000	1,000,000	—	—	—	—	—	1,000,000
Series B convertible preferred stock issued for debt conversion	1,830	1,830,000	—	—	—	—	—	1,830,000
Net Loss for the year ended December 31, 2017	—	—	—	—	—	(5,152,477)	—	(5,152,477)
Balance December 31, 2017	2,830	$2,830,000	20,657,850	$20,658	$26,608,823	$(28,688,946)	$(148,000)	$622,535

Common stock issued for services	—	—	52,209	52	73,656	—	—	73,708
Stock options granted to employees	—	—	—	—	447,826	—	—	447,826
Common stock issued for warrants exercised	—	—	300,000	300	194,700	—	—	195,000
Common stock issued for conversion of salary	—	—	72,292	72	72,220	—	—	72,292
Acquisition of stock	—	—	—	—	—	—	(1,459)	(1,459)
Net Loss for the year ended December 31, 2018	—	—	—	—	—	$(1,580,887)	—	(1,580,887)
Balance December 31, 2018	2,830	$2,830,000	21,082,351	$21,082	$27,397,225	$(30,269,833)	$(149,459)	$(170,985)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2018	2017
Cash from operating activities:
Net loss	$(1,580,887)	$(5,152,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	98,922	48,283
Gain on settlement of debt	—	(64,647)
Stock issued per origination fee	—	750,000
Stock option expense	447,826	—
Amortization of debt discounts	—	2,724,389
Initial fair value of warrant liability	—	735,347
Warrant derivative gain	—	(2,743,686)
Changes in assets and liabilities:
Accounts receivable	(1,240,489)	(41,315)
Contract assets	(784,811)	52,880
Prepaid expenses and other current assets	97,964	263,827
Accounts payable	604,096	184,829
Accounts payable-related party	875	(27,538)
Payroll taxes payable	168,125	(295,028)
Accrued expenses	(128,948)	258,307
Contract liabilities	2,048,419	(19,215)
Deferred revenue	(76,379)	(236,262)
Net cash used in operating activities	(345,287)	(3,562,306)

Cash flows from investing activities:
Software development costs	(60,000)	—
Purchase of patents/trademarks	(13,285)	—
Purchase of fixed assets	(212,393)	(41,709)
Net cash used in investing activities	(285,678)	(41,709)

Cash flows from financing activities:
Repayments of line of credit	(3,312)	(3,506)
Repayments of related party notes	(48,215)	(432,527)
Repayments of insurance and equipment financing	(243,566)	—
Repayments of notes payable	—	(1,766,250)
Repayments of series A convertible stock	—	(319,680)
Repurchase of common stock	(1,459)	—
Proceeds from series B preferred stock	—	1,000,000
Proceeds from common stock, net	—	5,777,390
Proceeds from warrants exercised	195,000	—
Repayments from financing agreements	—	(217,470)
Proceeds of notes payable	—	1,333,500
Net cash (used in) provided by financing activities	(101,552)	5,371,457

Net (decrease) increase in cash	(732,517)	1,767,442
Cash, beginning of year	1,941,818	174,376
Cash, end of year	$1,209,301	$1,941,818

(Continued)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years Ended
	December 31,
	2018	2017
Supplemental Disclosure of Cash Flow Information:
Interest paid	$7,411	$126,975
Tax paid	$—	$—

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$73,708	$—
Common stock issued for accounts payable	$—	$215,000
Common stock issued for related party notes payable	$—	$95,000
Common stock issued for loans and convertible notes	$—	$2,424,371
Common stock issued for accrued interest and penalties	$—	$257,895
Common stock issued for accrued officer salary	$72,292	$700,543
Accrued interest forgiven related to note payable settlement	$—	$20,697
Accrued dividends	$—	$17,760
Debt discount related to notes payable	$—	$1,571,250
Note issued for financing of insurance premiums	$242,239	$220,760

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (“Company”), through its operating subsidiary Duos Technologies, Inc. (“duostech”) is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. duostech converges traditional security measures with information technologies to create “actionable intelligence.” duostech’s IP is built upon two of its core technology platforms (praesidium® and centraco®), both distributed as licensed software suites, and natively embedded within engineered turnkey systems. praesidium® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (AMS). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco® is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS). This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company’s strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and growth through strategic acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

ISA’s original business of IT Asset Management (ITAM) services for large data centers is now operated as a division of the Company that continues its sales efforts through large strategic partners. ISA developed a methodology for the efficient data collection of assets contained within large data centers and was awarded a patent in 2010 for specific methods to collect and audit data.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

All share and per share amounts have been presented to give retroactive effect to a 1-for-35 reverse-stock split that occurred in May 2017.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, duostech and TrueVue 360, Inc. All inter-company transactions and balances are eliminated in consolidation.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be a cash equivalent. There were no cash equivalents at December 31, 2018 or 2017.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of December 31, 2018, and 2017, balance in one financial institution exceeded federally insured limits by $1,007,029 and $1,724,594, respectively.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2018, two customers accounted for 50% and 33% of revenues. For the year ended December 31, 2017, three customers accounted for 22%, 20% and 18% of revenues.

At December 31, 2018, two customers accounted for 58% and 34% of accounts receivable. At December 31, 2017, four customers accounted for 42%, 17%, 13% and 11% of accounts receivable.

The two customers that make up the concentration of Credit Risk are both large companies with established businesses.  One is the third largest retailer in the United States and is a Fortune 200 company.  The other is one of the largest of seven Class 1 railroads and operates in both Canada and the United States.

Geographic Concentration

Approximately 53% and 4.35% of revenue in 2018 and 2017, respectively, is generated from customers outside of the United States.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment (three to five years). When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations. Leasehold improvements are expensed over the shorter of the term of our lease or their useful lives.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Patents and Trademarks

Patents and trademarks which are stated at amortized cost, relate to the development of video surveillance security system technology and are being amortized over 17 years.

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Accrual of Legal Costs Associated with Loss Contingencies

The Company expenses legal costs associated with loss contingencies, as incurred.

Product Warranties

The Company has a 90 day warranty period for materials and labor after final acceptance of all projects. If any parts are defective they are replaced under our vendor warranty which is usually 12-36 months. Final acceptance terms vary by customer. Some customers have a cure period for any material deviation and if the Company fails or is unable to correct any deviations, a full refund of all payments made by the customer will be arranged by the Company. As of December 31, 2018 and 2017, the warranty costs have been de-minimis; therefore no accrual of warranty reserves has been made.

Loan Costs

Loan costs paid to lenders or third-parties are recorded as debt discounts to the related loans and amortized to interest expense over the loan term.

Sales Returns Liabilities

Our systems are sold as integrated systems and there are no sales returns allowed.

Revenue Recognition

Project Revenue

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-89, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct unrecognized contract assets and performance obligations; satisfaction of a performance obligation creates revenue; and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized for sales of systems and services over time using cost-based input methods, in which significant judgement is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine our progress towards contract completion and to calculate the corresponding amount of revenue to recognize.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.

Identify the contract with the customer;

2.

Identify the performance obligations in the contract;

3.

Determine the transaction price;

4.

Allocate the transaction price to separate performance obligations; and

5.

Recognize revenue when (or as) each performance obligations is satisfied.

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)

Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)

Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.

We have three distinct revenue sources:

a.

Turnkey, engineered projects;

b.

Associated maintenance and support services; and

c.

Professional services related to auditing of data center assets.

2.

We currently operate in North America including the USA, Mexico and Canada.

3.

Our customers include rail transportation, commercial, petrochemical, government, banking and IT suppliers.

4.

Our contracts are fixed-price and fall into two duration types:

a.

Turnkey engineered projects and professional service contracts that are less than 1 year in duration and are typically three to nine months in length; and

b.

Maintenance and support contracts ranging from one to five years in length.

5.

Transfer of goods and services are over time.

Quantitative:

For the Year Ended December 31, 2018

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets
North America	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$12,048,619

Major Goods and Service Lines
Turnkey Projects	$6,378,927	$3,520,919	$20,022	$437,585	$396,473	$—	$10,753,926
Maintenance & Support	1,047,686	3,045	41,604	77,880	—	—	1,170,215
Data Center Auditing Services	—	—	—	—	—	124,478	124,478
	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$1,2048,619

Timing of Revenue Recognition
Goods transferred over time	$6,378,927	$3,520,919	$20,022	$437,585	$396,473	$—	$10,753,926
Services transferred over time	1,047,686	3,045	41,604	77,880	—	124,478	1,294,693
	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$12,048,619

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Advertising

The Company expenses the cost of advertising. During the years ended December 31, 2018 and 2017, there were no advertising costs.

Share-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

The Company accounts for non-employee stock-based compensation in accordance with ASC 505-50-25, “Equity Based Payments to Non-Employees,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to non-employees based on estimated fair values.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board FASB Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates all significant tax positions as required by ASC 740. As of December 31, 2018, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Any penalties and interest assessed by income taxing authorities are included in operating expenses.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed. Tax years 2016, 2017 and 2018 remain open for potential audit.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At December 31, 2018 and 2017, there were an aggregate of 25,112,547 and 25,216,332 outstanding warrants to purchase shares of common stock respectively; 2,242,000 and 0 incentive stock options to purchase shares of common stock at December 31, 2018 and 2017 respectively; and at December 31, 2018 and 2017, 5,660,000 common shares were issuable upon conversion of Series B convertible preferred stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Management currently does not plan to early adopt this guidance and is evaluating the potential impact of this guidance on the consolidated financial statements as well as transition methods.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management currently does not plan to early adopt this guidance and is evaluating the potential impact of this guidance on the consolidated financial statements as well as transition methods.

NOTE 2 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $1,580,887 in 2018. During the same period, cash used in operating activities was $345,287. The working capital deficit, accumulated deficit and stockholders’ deficit as of December 31, 2018 was $469,082, $30,269,833 and $170,985, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, drive significant additional revenue and become profitable.

Management believes that the Company has reached the point where anticipated profitable operations from current backlog in the final quarter of the year will allow continuation as a going concern for a period of at least twelve months from the date these financial statements have been issued. The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered services. If the Company is unable to complete on some of its revenue producing opportunities in the near term, the ability to continue as a going concern based on management’s assessment may be impacted.

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability without the requirement to raise additional capital for existing operations although such additional capital is expected in the near future (see Note 16). Ultimately the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above which was put in place in 2018 and will continue in 2019 and beyond. As a result, we expect to generate sufficient revenue and to attain profitable operations with minimal cash use in the next 12 months. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable were as follows at December 31, 2018 and  2017:

	2018	2017
Accounts receivable	$1,538,793	$298,304
Allowance for doubtful accounts	—	—
	$1,538,793	$298,304

There was bad debt expense related to accounts receivable of $0 in 2018 and 2017.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of property and equipment are as follow at December 31, 2018 and 2017:

	2018	2017
Furniture, fixtures and equipment	$1,074,976	$862,582
Less: Accumulated depreciation	(870,750)	(797,220)
	$204,226	$65,362

Total depreciation in 2018 and 2017 was $73,530 and $42,838, respectively.

NOTE 5 – PATENTS AND TRADEMARKS

	2018	2017
Patents and trademarks	$280,490	$267,205
Less: Accumulated amortization	(226,619)	(221,227)
	$53,871	$45,978

Total amortization of patents in 2018 and 2017 was $5,392 and $5,445, respectively.

NOTE 6 – SOFTWARE DEVELOPMENT COSTS

In 2018, the Company capitalized $60,000, relating to the development of new software products. These software products were developed by a third-party and had passed the preliminary project stage prior to capitalization.

	2018	2017
Software development costs	$60,000	$—
Less: Accumulated amortization	(20,000)	—
	$40,000	$—

Total amortization of patents in 2018 and 2017 was $20,000 and zero, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 7 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$25,066	9.29%	$25,075	10.30%
Third Party - Insurance Note 2	8,501	10.75%	11,679	10.00%
Third Party - Insurance Note 3	14,763	10.25%	12,903	9.24%
Total	$48,330		$49,657

The Company entered into an agreement on December 23, 2017 with its insurance provider by executing a $25,075 note payable (Insurance Note 1) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 10.30% payable in monthly installments of principal and interest totaling $2,234 through October 23, 2018. The Company renewed the insurance policy by executing a $25,066 note payable with an annual interest rate of 9.29% payable in monthly installments of principal and interest totaling $2,172. The balance of Insurance Note 1 as of December 31, 2018 and December 31, 2017 was $25,066 and $25,075, respectively.

The Company entered into an agreement on September 15, 2018 renewing with its insurance provider by executing a $15,810 note payable (Insurance Note 2), secured by that policy, with an annual interest rate of 10.75% payable in monthly installments of principal and interest totaling $1,660 through July 15, 2019. At December 31, 2018 and December 31, 2017, the balance of Insurance Note 2 was $8,501 and $11,679, respectively.

The Company entered into an agreement on April 15, 2017 with its insurance provider by executing a $49,000 note payable (Insurance Note 3) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.24% payable in monthly installments of principal and interest totaling $4,373 through February 15, 2018. The policy renewed on April 15, 2018 in the amount of $49,000 with an annual interest rate of 10.25% payable in monthly installments of principal and interest totaling $4,378. At December 31, 2018 and December 31, 2017, the balance of Insurance Note 4 was $14,763 and $12,903, respectively.

Notes Payable - Related Parties

The Company’s notes payable to related parties classified as current liabilities consist of the following as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
Notes Payable	Principal	Interest	Principal	Interest
CEO	$—		$9,078	8%
Sub-total current portion	—		9,078
Add long-term portion-CEO	—		39,137
Total	$—		$48,215

On July 19, 2016, the Company received a $60,000 loan less fees of $75 for a related party loan with proceeds of $59,925 from the Company’s CEO. The promissory note carries an annual interest rate of 7.99% with a monthly installment payment of $1,052 through July 19, 2022. On January 5, 2018, the Company repaid the loan in full from the funds received in November 2017 as a result of a capital raise. As of December 31, 2018, and December 31, 2017, the outstanding balance was zero and $48,215, respectively.

NOTE 8 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000 but is now closed to future borrowing. The balance as of December 31, 2018 and 2017, was $31,201 and $34,513, respectively, including accrued interest. This line of credit has no maturity date. The annual interest rate is the Prime Rate plus 8% (12% at December 31, 2018). The former CEO of ISA is the personal guarantor.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 9 – CONTRACT ACCOUNTING

Contract Assets

Contract assets on uncompleted contracts represents costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2018 and 2017, contract assets on uncompleted contracts consisted of the following:

	2018	2017
Costs and estimated earnings recognized	$4,273,057	$1,613,731
Less: Billings or cash received	(3,064,453)	(1,189,938)
Contract Assets	$1,208,604	$423,793

Contract Liabilities

Contract liabilities on uncompleted contracts represents billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2018 and 2017, contract liabilities on uncompleted contracts consisted of the following:

	2018	2017
Billings and/or cash receipts on uncompleted contracts	$8,563,241	$573,847
Less: Costs and estimated earnings recognized	(6,314,412)	(373,437)
Contract Liabilities	$2,248,829	$200,410

NOTE 10 – DEFERRED COMPENSATION

As of December 31, 2018, and 2017, the Company has accrued $169,136 and $304,203, respectively, of deferred compensation relating to the individual agreements, which are included in the accompanying consolidated balance sheet in accrued expenses.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has several non-cancelable operating leases, primarily for equipment, that expire over the next year. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases during 2018 and 2017 was $9,485 and $12,320, respectively.

	Year Ended December 31,
	2018	2017
Purchase Power/FP Mailing	$195	$369
Coffee Perks/A. Antique Coffee Services	310	382
Canon	8,980	11,569
Total Operating Leases rent expense	$9,485	$12,230

The Company has an operating lease agreement, through the former parent, for office space located in Jacksonville, Florida that expired on April 30, 2016. On March 8, 2016, the former parent executed an amendment to the current lease with a start date of May 1, 2016 and ending on October 31, 2021. The rent is subject to an annual escalation of 3%, beginning May 1, 2017. The Company entered a new lease agreement of office and warehouse space on June 1, 2018 and ending May 31, 2021. This additional space allows for resource growth and engineering efforts for operations before deploying to the field.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Minimum rent payments under these leases are recognized on a straight-line basis over the term of the leases. The current monthly lease payment is $20,177. Rental expense for the office lease during 2018 and 2017 was $209,389 and $174,878, respectively.

The following is a schedule of future minimum lease payments for non-cancelable operating leases are as follows:

2019	$233,658
2020	235,019
2021	212,471
Total	$681,148

Delinquent Payroll Taxes Payable

As of the date hereof, the Company has paid its payroll taxes in full and the Company had appealed the IRS penalty payments for a reduction which was under review. The IRS has since responded, and the Company will be required to repay the penalties in connection with the delinquent payroll taxes. At December 31, 2018, the payroll taxes payable balance of $317,573 includes accrued late fees in the amount of $123,572. The Company has started making monthly payments in the amount of $15,000 starting in July 2018 to pay down the accrued late fees.

Licensing Agreement

The Company has entered into a new software license and configuration services agreement with a third-party vendor. The annual support and maintenance fees of approximately $300,000 include support and updates to the vendor’s Gateway software and customer access to their services (including web application, mobile application, and associated APIs) for gateway configuration, gateway monitoring and management, application configuration, application management, and automatic model updates.

The Company has also entered into a SaaS Agreement with the same vendor that is an Amazon AWS-hosted software service enabling the automation of visual observation tasks using deep convolutional neural networks and other computer vision techniques. It consists of a public API, web application, iPhone application, and associated backend services. The system supports the labeling of example image data, the automatic building of classification, detection, localization, measuring and counting applications based on the labeled example data, and the run-time deployment of the trained application models.

NOTE 12 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2018 and 2017 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Act”), a tax reform bill which, among other items, reduces the current federal income tax rate to 21% from 34%. The rate reduction is effective January 1, 2018, and is permanent.

The Act has caused the Company’s deferred income taxes to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. Pursuant to the guidance within SEC Staff Accounting Bulletin No. 118 (“SAB 118”), as of December 31, 2017, the Company recognized the provisional effects of the enactment of the Act for which measurement could be reasonably estimated. Since the Company has provided a full valuation allowance against its deferred tax assets, the revaluation of the deferred tax assets did not have a material impact on any period presented. The ultimate impact of the Act may differ from these estimates due to the Company’s continued analysis or further regulatory guidance that may be issued as a result of the Act.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2018 and 2017 were as follows:

	Years Ended December 31,
	2018	2017
Income tax benefit at U.S. statutory rate of 21% in 2018 and 34% in 2017	$(331,986)	$(1,751,842)
State income taxes	(56,912)	(185,489)
Non-deductible expenses	110,165	551,235
Effect of change in federal statutory rate to 21%	—	490,618
Change in valuation allowance	278,733	895,478
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2018 and 2017 were as follows:

	December 31,
	2018	2017
Deferred Tax Assets:
Net operating loss carryforward	$4,653,240	$4,357,876
Intangible assets	80,472	97,103
	4,733,712	4,454,979
Valuation allowance	(4,733,712)	(4,454,979)
Net deferred tax assets	$—	$—

The gross operating loss carryforward was approximately $18,915,611 and $17,715,000 at December 31, 2018 and 2017, respectively. The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2018 and 2017 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward and other deferred tax assets. The increase in the valuation allowance was $278,733 in 2018.

The potential tax benefit arising from the net operating loss carryforward of $4,357,876 from the period prior to Act’s effective date will expire in 2037. The potential tax benefit arising from the net operating loss carryforward of $295,364 from the period following to the Act’s effective date can be carried forward indefinitely within the annual usage limitations.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income is subject to an annual limitations as a result of ownership or business changes that may occur in the future. The Company has not conducted a study to determine the limitations on the utilization of these net operating loss carryforwards. If necessary, the deferred tax assets will be reduced by any carryforward that may not be utilized or expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2018, 2017 and 2016 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 13 – SERIES A REDEEMABLE CONVERTIBLE CUMLATIVE PREFERRED STOCK

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock. In September through October 2016, the Company sold 29,600 shares of Series A Convertible Preferred Stock for cash proceeds equal to the stated value of $296,000. Accrued cumulative dividends during 2017 was $17,760 and $5,920 during 2016. The total redeemed on November 24, 2017 was for a total of $319,680.

Rank. The Series A Convertible Preferred Stock will rank senior to our common stock to the extent of its liquidation preference of $10 per share (the “Stated Value”).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Conversion. Each share of the Series A Preferred is convertible into shares of our common stock at any time at the option of the holder, into that number of shares of common stock determined by dividing the sum of (i) the Stated Value of such shares of Series A Preferred and (ii) the accrued and unpaid dividends per share by the conversion price of $0.18 (the “Conversion Price”). In the event the Company undertakes a registered offering; the holder may elect to convert at the terms of that offering for a period of 30 days after the offering is closed after which only the conversion terms described above will be available. In all cases, any conversion rights will always be tied to the price of the Company’s stock. (see “Certain Adjustments” below).

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series A Preferred then outstanding shall be entitled to receive, out of assets of the Company available for distribution to its stockholders, an amount equal to the Stated Value plus any accrued and unpaid dividends as of the date of such Liquidation Event.

Voting Rights. Holders of Series A Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote. In addition, as long as the Series A Preferred remains outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event senior to, or otherwise pari passu with, the Series A Preferred (iii) amend its Articles of Incorporation or other charter documents in any way that may adversely affect any rights of Series A Preferred, (iv) increase the authorized shares of Series A Preferred or (v) enter into any agreement with respect to the foregoing.

Dividends. Each share of Series A Convertible Preferred Stock shall be entitled to receive, an annual 8% dividend. Such dividend will be accrued and be paid either as part of conversion to common stock where such dividend will be converted at the same rate or on redemption at the end of three years. The holders of shares of the Series A shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative cash dividends at an annual rate of eight percent (8%) of the Stated Value (the “Dividend Rate”). Such dividends on shares of Series A shall be cumulative from the date such shares are issued, whether or not in any period there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when as, and if declared by the Board of Directors, on April 10, July 10, October 10, and January 10 in each year (each a “Dividend Payment Date”_ to holders of record as of March 31, June 30, September 30 and December 31 in each year (the “Record Date”). Cumulative dividends shall always accrue a compounded rate equal to the Dividend Rate and shall accrue from and including the date of issuance of such shares to and including a Dividend Payment Date. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends.

Certain Adjustments. The conversion price of the Series A Convertible Preferred Stock is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Additionally, if the Company sells or issues any shares of Common Stock or Common Stock Equivalents at a price per share less than the Conversion price (a “Lower-Price Issuance”) in connection with a financing where one of the purposes is to permit the Company’s Common Stock being accepted for listing on a National Securities Exchange, then for a period of 30 days after the Common Stock begins to trade on a National Securities Exchange the Conversion Price shall be reduced to the Lower Price Issuance. After the 30-day period has expired, the Conversion Price shall increase to the level immediately prior to commencement of the 30-day period.

Redemption. The holder has the right to request redemption of the Series A Preferred Stock after a period of three years in an amount equal to the Stated Value plus accrued and unpaid dividends.

The Series A convertible preferred stock has been reflected as temporary equity at its redemption value on the accompanying consolidated balance sheet because of its redemption feature.

Additionally, in connection with the conversion and redemption portion of the Private Offering, the Company entered into Letter Agreements (the “Preferred Stock Letter Agreements”) with holders of the Company’s Series A Preferred Stock (the “Preferred Holders”) for repayment of an aggregate amount of $319,680. All Series A holders were repaid in full and no stock or warrants were issued.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 14 – STOCKHOLDERS’ EQUITY (DEFICIT)

2016 Equity Plan

On March 11, 2016, the Board adopted the plan and the shareholders approved the plan during the annual shareholders meeting on April 21, 2016. On May 27, 2016, the Company filed a registration statement for the securities planned to be issued under the plan which became effective at that date.

The 2016 Equity Incentive Plan (the “2016 Plan”) provides for the issuance of up to 228,571 shares of our common stock. The purpose of the Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders. In March 2018, the Board of Directors approved an increase in the total amount of shares or share equivalents that could be issued under the plan to 2,500,000.

On April 23, 2018, the Company issued a total of 2,242,000 incentive stock options to certain employees and directors under the plan.

Administration

The 2016 Plan is administered by the Compensation Committee of the Board, which currently consists of two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the compensation committee has complete discretion, subject to the express limits of the 2016 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements and may prescribe rules relating to the 2016 Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the 2016 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards

The 2016 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We have reserved a total of 2.5 million shares of common stock for issuance as or under awards to be made under the 2016 Plan. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2016 Plan.

Currently, there are eleven identified employees (including two executive officers and directors), three non-employee directors, and up to thirty other current or future staff members who would be entitled to receive stock options and/or shares of restricted stock under the 2016 Plan. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2016 Plan as well.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Stock Options

The 2016 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”); the stockholders approved the 2016 Plan at the annual meeting as previously described. Stock options may be granted on such terms and conditions as the compensation committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our company or a parent or subsidiary of our company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our common stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights

A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2016 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

Performance Shares and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of common stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the compensation committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of common stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our common stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Amendment and Termination

The compensation committee may adopt, amend and rescind rules relating to the administration of the 2016 Plan, and amend, suspend or terminate the 2016 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2016 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2016 Plan so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Code Section 162(m).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Preferred”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock (the “Series B Preferred Certificate of Designation”) as previously filed. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. When issued, the shares of Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $0.50 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.  Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) which included the issuance of 2,830 shares of Series B Convertible Preferred Stock worth $2,830,000 (including the conversion of liabilities at a price of $1,000 per Class B Unit. As of the date hereof, there are 2,830 shares of Series B Convertible Preferred Stock issued and outstanding.

Common stock issued

Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with 57 investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers purchased 16,402,742 shares of common stock, 22,062,742 purchaser warrants (the “Purchaser Warrants”), and 2,830 shares of Series B Convertible Preferred Stock (collectively, the “SPA Securities”) worth $11,031,371 (including the conversion of liabilities and redemptions of shares of Series A Preferred Stock) at a price of $0.50 per Class A Unit (as defined in the Securities Purchase Agreement) and $1,000 per Class B Unit (as defined in the Securities Purchase Agreement) (the “Private Offering”). The Purchaser Warrants have a strike price of $0.65, expiring five years from the Initial Exercise Date (as defined in the Purchaser Warrants). The Securities Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Additionally, the Purchasers may participate in a subsequent offering of the Company’s securities in an aggregate amount of up to 35% of the subsequent offering on the twenty-fourth (24th) month anniversary of the Private Offering. In connection with the Private Offering, there are 18,756,180 shares of common stock issued and outstanding, 2,830 shares of Series B Convertible Preferred Stock issued, and outstanding and 21,853,970 common stock purchase warrants issued and outstanding.

Common stock issued for services and settlements

During the first quarter of 2017, the Company issued 2,903 shares of common stock for services valued at the quoted trading price on respective grant dates resulting in a consulting expense of $15,000.

The Company issued 6,747 shares of common stock during the third quarter of 2017 for services valued at the quoted trading price on respective grant dates resulting in a consulting expense of $25,000. These shares were issued in November 2017.

The Company issued 350,000 shares of common stock on November 24, 2017 for legal fees in the amount of $175,000.

The Company issued 52,209 shares of common stock on January 31, 2018 for payment of board fees to three directors in the amount of $73,708 for services to the Board.

The Company issued 300,000 shares of common stock on September 30, 2018 for the exercise of 300,000 warrants by a shareholder at $0.65 per share or $195,000.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The Company issued 72,292 shares of common stock on December 31, 2018 to an employee in exchange for deferred salary at $1.00 per share or $72,292.

Treasury Stock

In August 2016, the Company’s Board of Directors approved a new class of Preferred Stock, “Series A”. For shareholders who invested in previous private placements, the Company was offering on a case by case basis, the ability to convert the existing amount invested into an equivalent amount in the Series A on the condition that they invest an equivalent additional amount in the Series A. In December of 2017, the Company redeemed all of the Series A and continues to hold 3,280 shares purchased for $148,000 as a part of the original transaction.  In December 2018, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value.  The Company purchased 1,163 shares at $0.50 per shares and 1,950 shares at $0.45 per share.  Accordingly, as of December 31, 2018, and 2017, the Company held 6,393 and 3,280 shares of Company stock at an aggregate value of $149,459, and $148,000 respectively.

NOTE 15 – COMMON STOCK OPTIONS AND WARRANTS

Options

2018

During the second quarter of 2018, 2,242,000 incentive stock options were issued to staff and Directors under the 2016 Equity Compensation plan.

The fair value of the incentive stock option grants for the year ended December 31, 2018 estimated using the following weighted- average assumptions:

	For the Years Ended December 31,
	2018	2017
Risk free interest rate	2.59%	—
Expected term in years	2.5 – 2.76	—
Dividend yield	—	—
Volatility of common stock	197.13% - 207.27%	—
Estimated annual forfeitures	—	—

Warrants

2018

During the third quarter of 2018, a shareholder exercised 300,000 warrants in the amount of $195,000.

During the fourth quarter of 2018, the Board approved the issuance of warrants to purchase 496,215 shares of the Company’s Common Stock to six shareholders.

2017

During the first quarter of 2017, 194,888 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement. During the same period, 375 warrants expired.

During the second quarter of 2017, 59,548 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement.

During the third quarter of 2017, 54,122 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

During the fourth quarter of 2017, 14,464,000 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement, 8,452,180 warrants were issued for debt/services and 2,206,274 warrants were issued to the Placement Agent. During the same period, 433,069 warrants were cancelled.

	Number of Warrants	Weighted Avg. Exercise Price	Remaining Contractual Life (Years)
Outstanding at December 31, 2016	218,764	$8.4	4.6
Warrants expired, forfeited or cancelled	(433,444)	233.45
Warrants issued with debt, debt modifications or services	10,967,012	.65	4.6
Warrants issued	14,464,000	—
Outstanding at December 31, 2017	25,216,332	.65	4.9

Warrants expired, forfeited, cancelled or exercised	(300,000)		3.9
Warrants issued	496,215	.65	4.9
Outstanding at December 31, 2018	25,412,547	.68	3.9
Exercisable at end of period	25,412,547	$.66	3.9

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments and warrants, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, certain warrants that were issued as a part of a bridge financing in 2017 were initially recorded as a liability at fair value and were revalued at fair value at each reporting date in 2017, including the period ending December 31, 2017. As of November 2017, the company had issued 433,069 warrants in connection with a debt financing of $2,105,263. The warrants were for a five-year term and were exercisable initially at $5.25 per share and carried a re-pricing feature in the event that the stock price declined prior to repayment of the underlying debt instrument. These warrants were cancelled as agreed with the investor as part of the Private Offering.

The Company re-calculated the estimated fair values of the liabilities for warrant derivative instruments at March 31, June 30, September 30 and November 24, 2017 and at the warrant issuance dates of January 25, 2017 through August 22, 2017 with the Black Scholes Pricing Model (“BSM”) option pricing model and Monte Carlo simulations using the closing prices of the Company’s common stock ranging from $1.05 to $8.75 and the ranges for volatility, expected term and risk-free interest indicated below that follows (BSM inputs only). The Monte Carlo simulations were used to determine a range of expected volatilities and the implied volatility used was determined with a correlation to the highest probability results from that simulation. Thus, for the year ended December 31, 2017, the Company recognized a gain from the change in derivative liability of $2,743,686 included in the statement of operations under Other Income (Expense), Warrant Derivative Gain related to these warrant derivative instruments.

BSM Inputs
Warrants
	During the year ending December 31, 2018	During the year ending December 31, 2017
Expected Volatility	—	37% to 144%
Expected Remaining Term	—	4.07 years to 5.00 years
Risk Free Interest Rate	—	1.80% to 2.13%

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 17 – SUBSEQUENT EVENTS

On January 29, 2019, the Board of Directors appointed a new independent director and Chairman of the Compensation Committee. As a result of the appointment, the new director was granted 120,000 stock options at $1 strike vesting in 1-year.

On March 14, 2019, the Company entered into an agreement with two current shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 1,000,000 and 500,000 shares, respectively, to reduce the exercise price of these warrants to $0.55 from the original exercise price of $0.65 based on immediate exercise. Both shareholders exercised these warrants on March 15, 2019 for proceeds to the Company of $1,650,000.

On March 29, 2019, the Company entered into an agreement with a current shareholder to reduce the exercise price of warrants to purchase shares of common stock the shareholder held to $0.55 from the original exercise price of $0.65 based on the immediate exercise of these 684,581 warrants. The deal which was completed on April 1, 2019 for a total amount of $376,520.

On April 1, 2019, an employee resigned from the Company who had previously been granted 200,000 stock options. As a result of the resignation, all of the options were cancelled.

On April 3, 2019, the Company entered into an agreement with the surviving spouse of a shareholder to purchase 1,599 shares of common stock at fair the market value of $0.74 per share.

20,902,742 Shares of Common Stock

5,660,000 Shares of Common Stock issuable upon Conversion of Series B Convertible Preferred Stock

19,062,742 Shares of Common Stock Issuable upon Exercise of Warrants

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PROSPECTUS

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April 25, 2019